Exhibit 2
     Execution Copy
ASSET PURCHASE AGREEMENT
between
Horizon Milling G.P.
(Purchaser)
and
Smucker Foods of Canada Co.
(Seller)
Dated as of July 19, 2006

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (“Agreement”) is dated as of July 19, 2006, between Horizon Milling G.P., a general partnership formed under the Laws of the Province of Ontario (“Purchaser”), and Smucker Foods of Canada Co., an unlimited liability company formed under the Laws of the Province of Nova Scotia (“Seller”). Section 10 of this Agreement defines certain capitalized terms used but not elsewhere defined in this Agreement.
RECITALS
     A. Seller, among other things, is engaged in the Business.
     B. Purchaser desires to purchase certain of the assets and assume certain liabilities of Seller used in the operation of the Business and Seller desires to sell such assets and assign such liabilities to Purchaser, all upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties hereto agree as follows:
1.	AGREEMENT TO SELL AND AGREEMENT TO PURCHASE
          1.1 Assets to be Conveyed. On the terms and subject to the conditions set forth herein, and except as provided in Section 1.2 hereof, on the Closing Date (as defined in Section 1.3 below), except for the Transferred Pension Assets which will be transferred in accordance with Section 5.5 below, Seller shall convey, sell, transfer, assign and deliver to Purchaser (or its designee, Cargill Limited, with respect to intellectual property assets) free and clear of all Liens, except Permitted Liens, and Purchaser shall purchase, acquire and accept from Seller the following assets of the Business (collectively, the “Acquired Assets”):
               (a) All inventories of finished goods, in-process inventory, raw materials (including raw materials in transit and owned by Seller), unfilled contracts for the purchase or sale of such inventories and supplies (collectively, the “Inventory”);
               (b) All tangible property of every kind and description that is used in the operation of the Business, including without limitation, all machinery, equipment, furniture, fixtures, vehicles, tools, maintenance equipment, improvements, and any replacements thereof acquired prior to the Closing Date (collectively, “Tangible Personal Property”); provided, however, that, with respect to any item of Tangible Personal Property owned by a third party, possession of such item will be transferred to Purchaser if and only to the extent that Purchaser assumes the contract between Seller and such third party pursuant to Section 1.1(g) or, if no written contract exists, the obligations of Seller with respect to such items;
               (c) The formulations specifically described on Schedule 1.1(c) (i.e., list of ingredients, with quantities of each), and the recipes related thereto (i.e., instructions for preparation), in each case, subject to the ownership or other rights, including confidentiality, of each applicable customer;

               (d) The intellectual property (including patents, copyrights, designs, blueprints, engineering data, software, trademarks, service marks and trade names) specifically listed on Schedule 1.1(d), together with any and all intangibles associated therewith (collectively, “Intellectual Property”);
               (e) All customer lists and files, sales brochures, data bases, books and records, correspondence and production records, telephone and telecopy numbers, specifications, service records, plans and designs, engineering drawings, testing records, operating guides and similar documents and records;
               (f) All warranties and guaranties by, and rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent against, third parties relating to the Acquired Assets;
               (g) Other than the contracts, agreements and commitments set forth on Schedule 1.2(h), which Purchaser shall not assume, all of Seller’s right, title and interest in and to all contracts, agreements and commitments set forth on Schedule 1.1(g) (provided, however, that the contracts, agreements and commitments set forth on Schedule 1.1(g) and/or the assets to which they relate shall in fact exist and relate to the operation of the Business), as well as the contracts, agreements and commitments not listed on Schedule 1.1(g), but nevertheless primarily relate to the Business to which Seller is a party at the Closing Date or by which any of the Acquired Assets is then bound, plus such portions of Divisible Contracts that are being transferred to Buyer pursuant to the terms hereof (all of the foregoing to be assigned to Purchaser pursuant hereto (subject to Section 5.7) are hereinafter referred to collectively as the “Assumed Contracts” and individually as an “Assumed Contract”);
               (h) The Transferred Pension Assets;
               (i) The Real Property described on Schedule 1.1(i), including all appurtenant easements and all buildings, structures, improvements, plants, facilities and fixtures located thereon (the “Transferred Real Property”);
               (j) All governmental approvals, licenses and permits which are utilized in the conduct of the Business including those set forth on Schedule 1.1(j) and including those noise and air operating permits described on Schedule 5.13 (to the extent obtained as of the Closing), in every case to the extent transferable (the “Transferred Permits”);
               (k) Any prepaid items (including prepaid grain assets), deposits, advance payments, deferred charges and other assets described on Schedule 1.1(k) (the “Other Balance Sheet Assets”); and
               (l) All data processing hardware and software that is used in the operation of the Business, including without limitation, the software listed on Schedule 1.1(l).
          1.2 Excluded Assets. Notwithstanding anything contained in Section 1.1 hereof to the contrary, Seller is not selling, and Purchaser is not purchasing any assets of Seller that are not Acquired Assets, which include without limitation, any assets of Seller not used in the operation of the Business and the following (the “Excluded Assets”):

               (a) Any cash, investments and other cash equivalents other than the Transferred Pension Assets;
               (b) Seller’s minute books, Tax returns and other organizational documents, and Seller’s financial records and employment records, other than those employment records pertaining to Transferred Salaried Employees, Transferred Hourly Non-Union Employees and Union Employees which are allowed to be transferred to Purchaser under applicable Laws;
               (c) All qualifications to transact business as an extra-provincially registered corporation, arrangements with registered agents with respect to extra-provincial registrations, and taxpayer and other identification numbers;
               (d) Any Tax benefits and rights to refunds;
               (e) All accounts and notes receivable and any security held by Seller for the payment thereof;
               (f) Except as provided for in Sections 5.2 through 5.6 hereof, any Plans, and any assets, contracts or rights relating to any such Plans;
               (g) The Real Property associated with Seller’s cake mix plant located in Montreal, Quebec, Canada;
               (h) The contracts, agreements and commitments set forth on Schedule 1.2(h);
               (i) All of the equipment, furniture, fixtures, leasehold improvements or other assets located at Seller’s facility at 80 Whitehall Drive, Markham, Ontario, Canada (the “Markham Property”);
               (j) All rights of Seller under this Agreement and any other document entered into in connection with this Agreement; and
               (k) All assets, properties, interests and rights of Seller not exclusively related to the Business.
          1.3 Closing. The closing of the transactions herein contemplated (the “Closing”) shall take place at a mutually agreed upon location on the second business day after the day on which the last of the conditions set forth in Section 6 hereof shall have been fulfilled or waived (the “Closing Date”), unless another date is agreed to by the parties.
2.	CONSIDERATION TO BE PAID BY PURCHASER
          2.1 Purchase Price for Acquired Assets; Payment. On the Closing Date, Purchaser shall (a) pay to Seller (by wire transfer in immediately available funds to an account designated by Seller) an amount equal to (i) Eighty One Million Canadian Dollars ($81,000,000 CDN), plus (ii) 90% of the Estimated Closing Inventory Amount (the “Preliminary Closing

Inventory Amount”), plus (iii) the Other Balance Sheet Assets Amount, minus (iv) the Capital Improvements Amount (as defined in Section 2.5 hereof), and minus (v) the Balance Sheet Accrual Amount (as defined in Section 2.2(d) hereof) (items (i), (ii) and (iii) minus items (iv) and (v) hereof collectively, the “Initial Purchase Price”), as the aggregate purchase price for the Acquired Assets, and (b) assume the Assumed Liabilities pursuant to this Agreement (collectively, the “Purchase Price”), which, following the Closing, is subject to adjustment as provided in Section 2.4.
          2.2 Liabilities Assumed by Purchaser. As further consideration for the purchase of the Acquired Assets and consummation of the other transactions contemplated hereby, on the Closing Date, Purchaser shall assume and agree to perform and discharge in full, when due, the Liabilities of Seller arising under or associated with the following (collectively, the “Assumed Liabilities”):
               (a) The Transferred Pension Liabilities;
               (b) Except as expressly provided in Section 2.3 below, any Environmental Liabilities on, under or migrating from the Transferred Real Property which arise and the facts on which they are based occur subsequent to the Closing;
               (c) The Assumed Contracts, excluding Liability for any breach by Seller of an Assumed Contract where such breach occurred prior to the Closing Date; and
               (d) The accruals with respect to the Business as described on Schedule 2.2(d) to the extent that such accruals arose in the Ordinary Course of Business, consistent with past practice, and are outstanding on the Closing Date (the “Balance Sheet Accrual Amount”).
          2.3 Liabilities Retained by Seller. Seller will remain liable for the Phase I Remediation as set forth in Section 5.13. Except for the assumption by Purchaser of the Assumed Liabilities, Seller will retain all other Liabilities relating to the Business and, except for the Assumed Liabilities, Purchaser shall not assume nor be liable or responsible for, whether as a successor or otherwise, any obligation or liability of Seller of any kind or nature whatsoever (such Liabilities collectively referred to herein as the “Excluded Liabilities”).
          2.4 Inventory Purchase Price Adjustment.
               (a) Within thirty (30) calendar days after the Closing Date, Seller shall prepare and deliver to Purchaser an unaudited schedule (the “Estimated Closing Inventory Schedule”), setting forth its calculation of the book value (adjusted by a mark to market adjustment for the price of grain at the Closing) of the Inventory as of the Closing Date, which calculation shall be based upon an inventory count and as described in this Section 2.4(a) (the “Closing Inventory Amount”). The Estimated Closing Inventory Schedule and the Estimated Closing Inventory Amount shall be prepared as provided herein and in accordance with the accounting principles and procedures used by Seller in preparation of its Financial Statements (the “Inventory Procedures”) and the inventory valuation process (the “Inventory Valuation Process”), both of which are attached hereto as Schedule 2.4(a). On or before the Closing Date, Seller shall schedule an inventory count, and in connection therewith, Purchaser shall assist Seller and its Representatives in the preparation of the Closing Inventory Schedule and shall provide Seller and its Representatives access to the Real Property for same and any information reasonably requested for such purpose. Purchaser and its Representatives shall be present at such inventory count.
               (b) Unless Purchaser notifies Seller by written notice within thirty (30) calendar days after receipt of the Closing Inventory Schedule from Seller (the “Objection Notice”) that it objects to the calculation of the Estimated Closing Inventory Amount contained therein, specifying in detail the reasonable basis for such objection, Seller’s calculation of the Closing Inventory Amount shall be final and binding upon the parties. The calculation of the Closing Inventory Amount shall not be disputed as to accounting principles or procedures so long as the principles and procedures used to calculate it are consistent with the Inventory Procedures and the Inventory Valuation Process. If Purchaser and Seller are unable to agree upon the calculation of the Closing Inventory Amount within thirty (30) calendar days after the Objection Notice has been given by Purchaser to Seller or within a mutually agreed to extended time period, Purchaser and Seller shall retain and have the dispute referred to the Toronto, Ontario Canada office of Deloitte Touch (the “Independent Accountant”) for a final determination thereof. Seller and Purchaser shall provide the Independent Accountant with any information reasonably requested by it to reach a final determination thereof. The Independent Accountant shall conduct such dispute resolution and perform their services as expeditiously as possible and its determination of the Closing Inventory Amount shall be final and binding upon the parties. The parties shall share equally the fees and expenses of such firm.
               (c) The final and binding Closing Inventory Amount determined pursuant to this Section 2.4, whether by (i) Purchaser’s failure to file a timely objection to Seller’s determination of the Closing Inventory Amount, (ii) Seller’s and Purchaser’s mutual agreement in writing, or (iii) determination thereof by the Independent Accountant, is hereinafter referred to as the “Final Closing Inventory Amount.”
               (d) The Purchase Price shall be either increased dollar for dollar (Canadian) by the amount by which the Final Closing Inventory Amount exceeds the Preliminary Closing Inventory Amount or decreased dollar for dollar (Canadian) by the amount by which the Preliminary Closing Inventory Amount exceeds the Final Closing Inventory Amount. Any payment due by Seller to Purchaser or by Purchaser to Seller pursuant to this Section 2.4 shall be paid no later than three (3) business days after the determination of the Final Closing Inventory Amount by wire transfer of immediately available funds to such account as shall be designated by the recipient.
          2.5 Capital Improvements Adjustment. As contemplated in Section 2.1, the Initial Purchase Price shall be decreased by an amount necessary for capital improvements to the Transferred Real Property that are required to meet Purchaser’s employee safety or product quality standards, in Purchaser’s sole discretion (the “Capital Improvements Amount”); provided, however, that in no event shall such amount exceed Ten Million Canadian Dollars ($10,000,000 CDN). The Capital Improvements Amount shall not include any costs associated with Seller’s obligations to complete the Phase I Remediation, as provided in Section 5.13 hereof or the Phase II Environmental Assessment, as provided in Section 5.14 hereof. Purchaser shall determine the Capital Improvements Amount with the understanding that the capital expenditures with an associated return would not be includable in the Capital Improvements

Amount, nor will capital improvement projects to the extent that progress payments have made by Seller prior to the Closing. Seller and its Representatives shall have input and the opportunity to review and discuss all relevant supporting documentation associated with Purchaser’s determination of the Capital Improvements Amount.
          2.6 Purchase Price Allocation. The aggregate of the Purchase Price and the amount of the Assumed Liabilities shall be allocated in accordance with Schedule 2.6 and following the Closing the parties agree, except as required by generally accepted accounting principles as adopted by the parties, to use commercially reasonable efforts to make consistent use of such allocation for Tax and other purposes. Cargill intends to retain Valuation Research Corp (VRC) to appraise the Acquired Assets for its internal accounting purposes.
          2.7 Non-Transferable and Non-Assignable Assets. To the extent that any of the Assets to be transferred to Purchaser on the Closing, or any claim, right or benefit arising under or resulting from such Assets (collectively, the “Rights”) is not capable of being transferred without the approval, consent or waiver of any third Person, or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any applicable Law unless the approval, consent or waiver of such third Person is obtained, then, except as expressly otherwise provided in this Agreement and without limiting the rights and remedies of Purchaser contained elsewhere in this Agreement, this Agreement (or any ancillary agreement) shall not constitute an agreement to transfer such Rights unless and until such approval, consent or waiver has been obtained. After the Closing and until all such Rights are transferred to Purchaser, Seller shall:
               (a) maintain its existence and hold the Rights in trust for Purchaser;
               (b) comply with the terms and provisions of the Rights as agent for Purchaser at Purchaser’s cost and for Purchaser’s benefit;
               (c) cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Rights to Purchaser; and
               (d) enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any rights of Seller arising from such Rights against any third Person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of Seller.
In order that the full value of the Rights may be realized for the benefit of Purchaser, Seller shall, at the request and expense and under the direction of Purchaser, in the name of Seller or otherwise as Purchaser may specify, take all such action and do or cause to be done all such things as are, in the opinion of Purchaser, necessary or proper in order that the obligations of Seller under such Rights may be performed in such manner that the value of such Rights is preserved and enures to the benefit of Purchaser, and that any moneys due and payable and to become due and payable to Purchaser in and under the Rights are received by Purchaser. Seller shall promptly pay to Purchaser all moneys collected by or paid to Seller in respect of every such Right (net of any costs incurred in maintaining and complying with same as contemplated herein). Purchaser shall indemnify and hold Seller harmless from and against any claim or liability under or in respect of such Rights arising because of any action of Seller taken pursuant to this Section.
3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller, as of the date hereof, that:
          3.1 Organization, Good Standing, Authority and Enforceability. Purchaser is a general partnership formed under the Laws of the Province of Ontario, and it and its members are duly organized, validly existing and in good standing under their respective jurisdictions of formation. Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each of the Transaction Agreements to be executed by Purchaser in connection herewith have been (or upon execution shall have been) duly executed and delivered by Purchaser, have been duly authorized by all necessary action and constitute (or upon execution shall constitute) legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
          3.2 Agreement Not in Breach of Other Instruments. Neither the execution and delivery of this Agreement or the Transaction Agreements to be executed by Purchaser nor the consummation of the transactions contemplated herein or therein shall result in a violation or breach of, or constitute a default under (a) any agreement, indenture or other instrument to which Purchaser is a party or by which it is bound, (b) the organizational or charter documents of Purchaser, (c) any judgment, decree, order or award of any court, Government or arbitrator by which Purchaser is bound, or (d) any Law applicable to Purchaser.
          3.3 Consents. The execution and delivery of this Agreement and the Transaction Agreements to be executed by Purchaser and the consummation by Purchaser of the transactions contemplated in this Agreement and in the Transaction Agreements (a) do not require the consent, approval or action of, or any filing with or notice to, any Person or Government, except as otherwise specified on Schedule 3.3, and (b) do not require the consent or approval of Purchaser’s shareholders or board of directors, except such as have been already obtained and are in full force and effect.
          3.4 No Brokerage Fees. Neither Purchaser nor anyone acting on Purchaser’s behalf has incurred any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could be liable.
          3.5 Available Funds. Purchaser has (and will have at the Closing) readily available funds sufficient to allow it to consummate the transactions contemplated by this Agreement.
          3.6 Residence of Purchaser. Purchaser is not a non-resident of Canada within the meaning of Section 116 of the Tax Act.

          3.7 GST Registration. Purchaser is registered for GST pursuant to Part IX of the Excise Tax Act (Canada) and its GST registration number is 848009924 RT0001.
4.	REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser, as of the date hereof, that:
          4.1 Organization, Good Standing and Authority. Seller is an unlimited liability company duly formed under and is a valid and subsisting company under the Laws of the Province of Nova Scotia. Seller has full corporate authority and power to carry on the Business as it is now conducted, and to own, lease or operate the Acquired Assets. Set forth on Schedule 4.1 is a true and correct list of all jurisdictions in which Seller owns or leases property for use in the Business.
          4.2 Authority; Enforceability. Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each of the Transaction Agreements to be executed by Seller in connection herewith have been (or upon execution shall have been) duly executed and delivered by Seller, have been duly authorized by all necessary action and constitute (or upon execution shall constitute) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
          4.3 Consents. Neither the execution and delivery of this Agreement or the Transaction Agreements to be executed by Seller nor the consummation of the transactions contemplated herein or therein shall result in a violation or breach of, or constitute a default under (a) any agreement, indenture or other instrument to which Seller is a party or by which it is bound, except for the Assumed Contracts which by their terms require consent for assignment as provided in Schedule 4.3, (b) the organizational or charter documents of Seller, (c) any judgment, decree, order or award of any court, Government or arbitrator by which Seller is bound, or (d) any Law applicable to Seller. The execution and delivery of this Agreement and the Transaction Agreements to be executed by Seller and the consummation by Seller of the transactions contemplated in this Agreement and in the Transaction Agreements (i) do not require the consent, approval or action of, or any filing with or notice to, any Person or Government, except as otherwise as specified on Schedule 4.3, and (ii) do not require the consent or approval of Seller’s shareholders or board of directors, except such as have been already obtained and are in full force and effect.
          4.4 Acquired Assets. Except as set forth on Schedule 4.4, Seller has good and valid title or has the right to use all of the Acquired Assets, free and clear of all Liens, other than the Permitted Liens. Except for Excluded Assets which are related to the Business, there are no assets or properties necessary for the operation of the Business as currently conducted.
          4.5 Financial Statements. Attached as Schedule 4.5 are the unaudited, internally prepared balance sheet and profit and loss statement of Seller with respect to the

Business as of and for the fiscal year ended April 30, 2006 (the “Financial Statements”). The Financial Statements represent internally prepared statements for such period and present fairly, in all material respects, the financial condition of Seller with respect to the Business as of the date indicated and the results of operations for the period then ended, and are consistent with the books and records of Seller with respect to the Business. Since April 30, 2006, there has been no adverse change to the financial condition, results of operations, business properties, assets or liabilities of the Business which would result in a Material Adverse Effect.
          4.6 Real Property.
               (a) Schedule 4.6(a) identifies the Real Property owned by Seller and used in the operation of the Business (the “Owned Real Property”). Seller is in possession of all Owned Real Property and Seller has good, valid and marketable title to such Owned Real Property free and clear of all Liens, except for Permitted Liens.
               (b) Schedule 4.6(b)(i) identifies the Real Property leased by Seller and used in the operation of the Business (the “Leased Real Property”), and the lease agreements relating to such Leased Real Property (the “Leases”). Except as set forth on Schedule 4.6(b)(ii), Seller has a valid and subsisting leasehold estate to the Leased Real Property. Except as set forth on Schedule 4.6(b)(iii), with respect to each Lease (i) such Lease is in full force and effect and all rents and additional rents due to date pursuant to each Lease have been paid in full, (ii) there is no existing material default by Seller or, to Seller’s Knowledge, by the lessor of such Lease, (iii) Seller has not received any notice that it is in default under any of its Leases, (iv) Seller has not received any written notice that the owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Lease or the rents or use fees due thereunder, and (v) to Seller’s Knowledge, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement), that with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by Seller under any Lease.
               (c) The Real Property constitutes all of the real property currently owned or leased by Seller and used for the operation of the Business as presently conducted. The present use, occupancy and operation of the Real Property by Seller is in compliance, in all material respects, with all applicable Laws (except with respect to matters arising under Environmental Laws, for which Seller makes only those representations and warranties set forth in Section 4.7). To Seller’s Knowledge, all material certificates of occupancy and other permits and approvals required with respect to the Real Property and the use, occupancy and operation thereof have been obtained and paid for and are currently in effect, and Seller has not received any written notice of violation in connection with such items. The buildings, structures and fixtures on the Real Property are in usable condition and are used for the operation of the Business as presently conducted.
               (d) The Real Property at which the Business is conducted has access to utilities adequate to operate the Business in the manner currently conducted.

          4.7 Environmental Matters.
               (a) To Seller’s Knowledge, Seller has made available to Purchaser all environmental studies, analyses and reports in Seller’s possession relating to the environmental condition of the Owned Real Property and the operation of the Business, including the reports listed on Schedule 4.7(a) (collectively, the “Environmental Reports”).
               (b) Except as set forth on Schedule 4.7(b) hereto or as provided in any of the Environmental Reports, to Seller’s Knowledge:
                    (i) The Business has been conducted by Seller in compliance, in all material respects, with all applicable Environmental Laws.
                    (ii) Seller has obtained, currently possesses and is and has been in compliance, in all material respects, with, all terms and conditions of all material permits required by all applicable Environmental Laws.
                    (iii) Seller has not during the past three years, or, if unresolved, any previous years, received any written notice, report or other information suggesting that (1) the operation of the Business or condition of the Acquired Assets is in actual or alleged violation of any applicable Environmental Law, or (2) Seller, in connection with the Business, has any Liabilities, including any investigatory, remedial or corrective obligations, arising under any applicable Environmental Law.
          4.8 Employment Matters. Except as set forth in Schedule 4.8(a), there are no pending or, to Sellers’ Knowledge, threatened controversies, grievances or claims by any employee of Seller relating to the Business with respect to his or her employment or any benefits incident thereto. Except as set forth in Schedule 4.8(b), Seller is not a party to any collective agreement or employee grievance procedure or dispute resolution mechanism nor, to Sellers’ Knowledge, is there pending or underway any union organizational activities or proceedings with respect to employees of Seller relating to the Business. Schedule 4.8(c) sets forth a complete list of all employees of Seller relating to the Business who, for the year ended December 31, 2005, received total employment compensation of One Hundred Thousand Canadian Dollars ($100,000 CDN) or greater for the twelve (12) month period then ended. There is no labor strike, slowdown or stoppage pending or, to Sellers’ Knowledge, threatened against Seller relating to the Business.
          4.9 Employee Benefit Plans. Schedule 4.9 sets forth a true and correct list of all Plans currently maintained, sponsored or required to be contributed to by Seller. True and correct copies of the most recent Plan documents and other material descriptive documents relating to the Plans have been made available to Purchaser prior to the date hereof. Seller does not have any material oral or unwritten Plan. Except as set forth on Schedule 4.9, each Plan, and the administration of each Plan, is, to Seller’s Knowledge, in compliance, in all material respects, with all applicable Laws.

          4.10 Absence of Changes. Except as provided for in this Agreement or as set forth on Schedule 4.10, since April 30, 2006:
               (a) no event has occurred that has had or could reasonably be expected to have a Material Adverse Effect;
               (b) the Business has been operated in the Ordinary Course of Business;
               (c) no Liability in excess of $200,000 (CDN) has been incurred by Seller with respect to the Business, other than Liabilities incurred in the Ordinary Course of Business;
               (d) Seller has not (i) paid any judgment in excess of $50,000 (CDN) resulting from any Action against Seller relating to the Acquired Assets or the Business, or (ii) made any payment to any Person in excess of $50,000 (CDN) in settlement of any Action against Seller relating to the Acquired Assets or the Business;
               (e) there has been no sale, transfer, lease or other disposition of any assets of Seller that are necessary for or used in the Business, other than sales of Inventory in the Ordinary Course of Business and any other asset that is not material to the current operation of the Business; or
               (f) Seller has not entered into any contract, oral or written, to do or engage in any of the foregoing after the date hereof.
          4.11 Assumed Contracts. Assuming due execution and delivery by the counterparties thereto, each Assumed Contract that is material to the Business is in full force and effect and is a valid and binding obligation, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, receivership and other Laws affecting creditors’ rights generally and to general principals of equity, whether invoked in a proceeding in equity or at Law. Seller is not in default in any material respect under or in violation of any of the Assumed Contracts, and to Seller’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation. To Seller’s Knowledge, there is no default under or violation of any of the Assumed Contracts by any other party thereto. Except for those Assumed Contracts listed on Schedule 1.1(g), each of the Assumed Contracts expire or can be terminated unilaterally by Purchaser following the Closing without liability within one year from the Closing Date and involve a total dollar obligation of less than $100,000 CDN.
          4.12 Compliance with Laws. To Seller’s Knowledge, Seller is and has been conducting the Business in compliance, in all material respects, with all applicable Laws and no written notice of a violation of any such Laws has been received or, to Seller’s Knowledge, has been threatened. Notwithstanding the foregoing or anything to the contrary in this Agreement, the representations or warranties in this Section 4.12 shall not apply to Environmental Laws and Seller may look only to the representations or warranties in Section 4.7 as they may relate to Seller’s compliance with Environmental Laws.

          4.13 Customers and Suppliers. Schedule 4.13 sets forth the names of the ten (10) most significant (a) customers (by revenue, including percentages of total revenues) of the Business, and (b) suppliers (by expense) to the Business, in each case for the twelve (12) month period ending December 31, 2005. Except as disclosed on Schedule 4.13, to Seller’s Knowledge, none of such customers or suppliers of the Business has canceled or otherwise terminated, or made any threat to cancel or otherwise terminate, its relationship with Seller. To Seller’s Knowledge, no such customer has provided written notice that such customer intends to cancel or otherwise terminate its relationship with Seller or to materially decrease its purchase of products and services from Seller.
          4.14 Tax Matters. Seller has filed, or caused to be filed when due, all Tax returns relating to the Business required by applicable Law to be filed by it on or prior to the Closing Date and has paid all Taxes shown thereon as owing. The information contained in such Tax returns is true and accurate in all material respects. There is no Action now pending, or, to Seller’s Knowledge, threatened with respect to Seller for any Taxes relating to the Business or the Acquired Assets. Adequate provision has been made in the Financial Statements of Seller for any accrual liability for Taxes that are not yet due and payable for all Taxable periods (or portion thereof) ending before the Closing Date. Seller has not waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case relating to the Business. Seller has withheld and paid, or caused to be withheld and paid, all Taxes required to have been withheld and paid with respect to employees of the Business or the Acquired Assets.
          4.15 Intellectual Property. Except as set forth on Schedule 4.15(a), (i) Seller owns all right, title and interest in and to, or has a valid and enforceable license to use all the Intellectual Property that is material to the conduct of the Business, (ii) Seller has the right to disclose and transfer all of the Intellectual Property to Purchaser, and (iii) such Intellectual Property represents all intellectual property rights necessary to the conduct of the Business as currently conducted. Except as set forth on Schedule 4.15(b), (i) to Seller’s Knowledge, neither Seller’s use of any Intellectual Property nor the conduct of the Business infringes on any Intellectual Property rights of any third party, and (ii) no such claims have been asserted against Seller that have not been resolved. Except as set forth on Schedule 4.15(c), (i) to Seller’s Knowledge, no third party is infringing on any of the Intellectual Property of Seller with respect to the Business, and (ii) no such claims are pending or, to Seller’s Knowledge, threatened by Seller against any third party.
          4.16 Litigation. Except as set forth on Schedule 4.16, there are no Actions pending or, to Seller’s Knowledge, threatened, before any court or Government entity, or before any arbitrator of any nature, brought by or against Seller involving or relating to the Acquired Assets, the Business or the transactions contemplated by this Agreement.
          4.17 No Broker’s Fees. Neither Seller nor anyone acting on Seller’s behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or any Affiliate of Purchaser could be liable.

          4.18 Residence of Seller. Seller is not a non-resident of Canada within the meaning of Section 116 of the Tax Act.
          4.19 GST Registration. Seller is registered for GST pursuant to Part IX of the Excise Tax Act (Canada) and its GST registration number is 10458 3992 RT0001.
          4.20 No Other Representations and Warranties. Seller has not made, and Seller shall not be deemed to have made, any representation or warranty other than as expressly made by Seller in this Agreement and the Transaction Agreements. Without limiting the generality of the foregoing, and notwithstanding any representations and warranties made by Seller in this Agreement and the Transaction Agreements, Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Purchaser or its Representatives at any time with respect to future revenues, expenses or expenditures or future results of operations, or (ii) except as expressly covered by a representation and warranty contained in this Agreement and the Transaction Agreements, any other information or documents (financial or otherwise) made available to Purchaser or its Representatives before or after the date of this Agreement.
          4.21 Disclaimer. EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH HEREIN, (i) ALL ACQUIRED ASSETS ARE BEING CONVEYED HEREUNDER ON AN “AS IS, WHERE IS” BASIS AND (ii) SELLER MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED ASSETS OR THE BUSINESS, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES AS TO THE PROSPECTS OF THE BUSINESS AFTER THE CLOSING. ALL OF SUCH EXPRESS AND IMPLIED WARRANTIES AND REPRESENTATIONS ARE HEREBY EXCLUDED.
5.	COVENANTS
          5.1 Reasonable Efforts; Further Assurances. Each party shall use commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to fulfill and perform its obligations in respect of this Agreement, or otherwise to consummate and make effective the transactions contemplated hereby and to cause its respective conditions set forth in Sections 6.1, 6.2 and 6.3 to be satisfied. From time to time after the Closing, each party shall execute and deliver any documents and take any other actions that the other party reasonably requests to confirm or effectuate the consummation of the transactions contemplated by this Agreement.
          5.2 Employees and Employment.
               (a) Offer to Non-Union Employees. Within one (1) month of the date of this Agreement, Purchaser shall extend a written offer to the Seller’s salaried Employees identified on Schedule 5.2(a)(i) (the “Salaried Employees”) and the Seller’s non-unionized hourly Employees identified on Schedule 5.2(a)(ii) (the “Hourly Non-Union Employees”) (which schedules shall be updated at the Closing by the parties to reflect ordinary course hiring and the termination of employees prior to the Closing and as determined by Purchaser following its interview process that begins after the date hereof), on terms and conditions that are substantially similar in the aggregate to the terms and conditions of employment that each such Employee had with Seller (including but not limited to employee benefits as prescribed in more detail in Section 5.3, base salary and other compensation including bonus eligibility and entitlement which shall be determined based on the assumption that the Employee in question was employed with Purchaser for a full fiscal year regardless of their start date) immediately prior to the date that such an offer is extended. Such offers shall contain a request for consent for the release of employee personal information from Seller to Purchaser where such consent is required by the applicable privacy laws.
               (b) The Transferred Salaried Employees and Transferred Hourly Non-Union Employees. Those Salaried Employees who accept employment with Purchaser shall be referred to in this Agreement as the “Transferred Salaried Employees”. Those Hourly Non-Union Employees who accept employment with Purchaser shall be referred to in this Agreement as the “Transferred Hourly Non-Union Employees”.
               (c) Delivery. As soon as possible, Purchaser shall prepare and deliver to Seller in a timely manner the following information: (i) the names of all Employees to whom offers of employment have been made, (ii) the location of employment, (iii) the job title, and (iv) whether such offer of employment was accepted or rejected.
               (d) Purchaser’s Obligation to Transferred Salaried Employees and the Transferred Hourly Non-Union Employees. For a period of at least 12 months following the Closing Date, Purchaser agrees to provide the Transferred Salaried Employees and the Transferred Hourly Non-Union Employees who remain in the employment of Purchaser, with employee benefits (including, but not limited to, retiree medical benefits and pension benefits), base salary, and other compensation that is substantially similar in the aggregate to the employee benefits, base salary and other compensation that was provided to each such Employee by Seller immediately prior to Closing.
               (e) Purchaser’s Covenant to Credit Prior Service for Transferred Salaried Employees and Transferred Hourly Non-Union Employees. Purchaser shall recognize the prior service of each Transferred Salaried Employee and Transferred Hourly Non-Union Employee with Seller or Seller’s predecessors or affiliates as if such service had been performed with Purchaser: (i) for the purposes of all vacation entitlement under any vacation policy of Purchaser; (ii) for the purposes of bonus eligibility and entitlement for the 2006/2007 fiscal year of the Purchaser (which shall be determined based on the assumption that the Employee in question was employed with Purchaser for a full fiscal year regardless of their start date); (iii) for the purposes of determining any Termination and Severance Costs with respect to the Transferred Salaried Employees and the Transferred Hourly Non-Union Employees; and (iv) as provided in Sections 5.3, 5.4, 5.5 and 5.6.
               (f) Purchaser to Pay Costs and Purchaser’s Indemnity. Purchaser shall be responsible for: (i) all Employment Costs with respect to the Transferred Salaried Employees and the Transferred Hourly Non-Union Employees which are incurred or arise on or after the Closing Date or for which Purchaser is otherwise responsible pursuant to Sections 5.3 through 5.6; and (ii) all Termination and Severance Costs with respect to all of the Salaried Employees and the Hourly Non-Union Employees that are triggered as a result of the transactions described in this Agreement, including without limitation, any Termination and Severance Costs relating to or associated with Purchaser’s decision not to sublease the Real Property located at the Markham Property and to move such operations to Rexdale, Ontario, Canada; provided that such costs are not related in any way to Seller’s internal restructuring which are independent of the transactions contemplated herein, and provided, further that such costs are consistent with Seller’s severance policy, or otherwise approved by Purchaser in writing, or if a cause of action occurs with any applicable Employee, Purchaser has the opportunity to participate in any such court or other proceedings. Purchaser shall indemnify Seller from any and all liabilities and Claims for such costs. Seller has made available to Purchaser its severance policy.
               (g) Employee Personal Information. The parties confirm that, prior to Closing, personal information of the Employees will be disclosed to Purchaser so that it may properly evaluate the transaction set forth in this Agreement and Purchaser agrees to use and/or disclose any and all Employee personal information provided to it solely for such purpose. Upon Closing, subject to the consent of the Employees, Purchaser shall only use or disclose Employee’s personal information for the same purposes for which it was collected, used, or disclosed by Seller. The parties acknowledge that they have executed a Personal Information Transfer Agreement, dated February 15, 2006, and each agrees to comply with such agreement in accordance with the terms thereof.
               (h) Purchaser to Comply with Employment Laws. Purchaser shall comply with all applicable Employment Laws relating to the Transferred Salaried Employees, the Transferred Hourly Non-Union Employees, the Union Employees and the Former Union Employees.
               (i) No Third Party Rights. The parties agree that the provisions of this Section 5.2 and Sections 5.3, 5.4, 5.5 and 5.6 are solely among and for the benefit of the parties hereto and do not inure to the benefit of or confer rights upon any third party, including any Employee or Former Employee.
               (j) Union Matters; Indemnity. Effective as of the Closing Date, Purchaser acknowledges and agrees that it is a successor employer under Employment Laws and thus assumes the Union Contracts which establish the terms and conditions of employment for the Union Employees, and agrees to employ such Union Employees in compliance with the terms of the existing Union Contracts between the Unions and Seller. Purchaser shall be responsible for all Employment Costs and Termination and Severance Costs with respect to any Union Employees that are claimed after the Closing Date, provided they relate to matters that arose in connection with the transactions contemplated herein or arose on or after the Closing Date. Seller shall be responsible only for those Employment Costs and Termination and Severance Costs with respect to any Union Employee or Former Union Employee that do not relate to matters that arose in connection with the transactions contemplated herein and arose prior to the Closing Date. With respect to those Employment Costs and Termination and Severance Costs with respect to any Union Employees or Former Union Employees that Seller is responsible for, (1) Seller shall have an opportunity to participate in any grievance proceedings, arbitrations, labour board, court, or other proceedings connected with such costs; and (2) Seller shall indemnify Purchaser for same provided that such costs are consistent with the Union Contracts or otherwise approved by Seller in writing.
          5.3 Employee Benefits.
               (a) Effective as of the Closing Date, Purchaser or an Affiliate of the Purchaser shall provide life insurance, healthcare, dental care, accidental death and dismemberment insurance and disability and other group non-pension benefits for the Transferred Salaried Employees and the Transferred Hourly Non-Union Employees in connection with any and all claims of such Employees incurred on and after the Closing Date (“Purchaser’s Benefit Plans”). The Purchaser’s Benefit Plans shall provide benefits (including, without limitation, retiree benefits) which are collectively substantially similar in the aggregate to those provided under the Seller’s Benefit Plans (as hereinafter defined) immediately prior to the Closing Date.
               (b) Effective as of the Closing Date, Purchaser or an Affiliate of the Purchaser shall provide life insurance, healthcare, dental care, accidental death and dismemberment insurance and disability and other group non-pension benefits for the Union Employees in connection with any and all claims of such Employees incurred on and after the Closing Date (“Purchaser’s Union Benefit Plans”). The Purchaser’s Union Benefit Plans shall provide benefits (including, without limitation, retiree benefits) which are collectively substantially similar in the aggregate to those provided under the Seller’s Benefit Plans (as hereinafter defined) immediately prior to the Closing Date.
               (c) Effective as of the Closing Date, such Union Employees, Transferred Salaried Employees and Transferred Hourly Non-Union Employees who participate in Seller’s life insurance, healthcare, dental care, accidental death and dismemberment insurance, disability and other group non-pension benefit arrangements (“Seller’s Benefit Plans”) shall cease to participate in and accrue benefits under Seller’s Benefit Plans and shall commence participation in and accrue benefits under Purchaser’s Benefit Plans or Purchaser’s Union Benefit Plans, as applicable. Union Employees, Transferred Salaried Employees and Transferred Hourly Non-Union Employees who are not participants in Seller’s Benefit Plans on the Closing Date shall, subject to the following paragraph of this Section 5.3, become participants in and accrue benefits under Purchaser’s Benefit Plans or Purchaser’s Union Benefit Plans, as applicable, on the Closing Date in accordance with, and subject to, the membership, eligibility and coverage requirements thereof.
               (d) Each Transferred Salaried Employee, Transferred Hourly Non-Union Employee and Union Employee shall be entitled to credit under Purchaser’s Benefit Plans for the period of employment with Seller for the purposes of determining eligibility for participation and eligibility for benefits under Purchaser’s Benefit Plans. For Transferred Salaried Employees, Transferred Hourly Non-Union Employees and Union Employees, Purchaser agrees to waive any and all pre-existing limitation restrictions under Purchaser’s Benefit Plans.
               (e) Notwithstanding any other provisions of this Section 5.3, Purchaser shall provide Union Employees with benefits consistent with the Union Contracts.

               (f) Seller shall be responsible under Seller’s Benefit Plans for all amounts payable by reason of or in connection with any and all claims incurred by the Union Employees, the Transferred Salaried Employees and the Transferred Hourly Non-Union Employees prior to the Closing Date and Purchaser shall be responsible under Purchaser’s Benefit Plans for all amounts payable by reason of or in connection with any and all claims incurred by the Union Employees, the Transferred Salaried Employees and the Transferred Hourly Non-Union Employees on and after the Closing Date. For the purposes of this Section 5.3, the date on which a claim shall be deemed to have been “incurred” shall be: (i) in the case of a death claim, the date of death; (ii) in the case of a disability claim, the date of occurrence of the injury or, if not an injury, the date of diagnosis of the illness or condition, rendering the employee eligible for disability benefits; (iii) in the case of extended health care benefits including, without limitation, dental and medical treatments, the date of treatment; (iv) in the case of a claim for drug benefits, the date the prescription is filled; and (v) in the case of any other type of claim, the date of the event giving rise to such claim.
          5.4 Salaried Pension Plan.
               (a) Effective as of the end of the day immediately preceding the Closing Date, the Transferred Salaried Employees and the Transferred Hourly Non-Union Employees who participate in and accrue benefits under the Robin Hood Multifoods Corporation Pension Plan (“Salaried Pension Plan”) shall cease to actively participate in and accrue benefits thereunder.
               (b) The Transferred Salaried Employees and Transferred Hourly Non-Union Employees who participate in the Salaried Pension Plan immediately prior to the Closing Date shall, in accordance with and subject to Laws, be entitled to credit in the Salaried Pension Plan for the period of their employment with Purchaser for the purpose of determining entitlement to benefits under the Salaried Pension Plan but not for the purposes of accrual of benefits thereunder.
               (c) Seller shall retain responsibility under the Salaried Pension Plan with respect to any and all benefits accrued in respect of the Transferred Salaried Employees and Transferred Hourly Non-Union Employees, based on their actual accrued benefits on the day immediately preceding the Closing Date and in accordance with the terms of the Salaried Pension Plan and all Laws in effect on the Closing Date having jurisdiction over the Salaried Pension Plan. Seller shall have no liability for pension and ancillary benefits accrued in respect of the Transferred Salaried Employees and the Transferred Hourly Non-Union Employees under Purchaser’s Salaried Pension Plan on and after the Closing Date.
               (d) Effective as of the Closing Date, Purchaser or an Affiliate of Purchaser shall cause Cargill Limited and Associated Companies Salaried Employees Pension Plan (“Purchaser’s Salaried Pension Plan”) to be made available to Transferred Salaried Employees and Transferred Hourly Non-Union Employees. Transferred Salaried Employees and Transferred Hourly Non-Union Employees who are members of the Salaried Pension Plan on the day immediately preceding the Closing Date shall commence participation in and begin accruing benefits under Purchaser’s Salaried Pension Plan effective as of the Closing Date and all other Transferred Salaried Employees and Transferred Hourly Non-Union Employees shall commence participation in the Purchaser’s Salaried Pension Plan in accordance with and subject to the terms thereof.
               (e) Purchaser shall be responsible for all pension benefits of the Transferred Salaried Employees and the Transferred Hourly Non-Union Employees accrued on and after the Closing Date pursuant to the terms of Purchaser’s Salaried Pension Plan. In accordance with and subject to Laws, the Transferred Salaried Employees and the Transferred Hourly Non-Union Employees shall be entitled to credit in Purchaser’s Salaried Pension Plan for the period of employment with Seller for the purposes of determining eligibility for membership, vesting and eligibility for pension benefits under Purchaser’s Salaried Pension Plan, but not for the purposes of accrual of benefits thereunder.
               (f) There shall be no transfer of assets, benefits or liabilities from the Salaried Pension Plan to the Purchaser’s Salaried Pension Plan.
               (g) If within give (5) years following the Closing Date a partial or full windup of Purchaser’s Salaried Pension Plan occurs which results in a partial windup of the Salaried Pension Plan being ordered by an appropriate regulatory authority with respect to Transferred Salaried Employees and Transferred Hourly Non-Union Employees, Purchaser shall pay to Seller the out of pocket legal, actuarial and other third party administrative costs incurred by Seller or the Salaried Pension Plan with respect to such partial windup.
          5.5 Hourly Pension Plan.
               (a) Effective as of the end of the day immediately preceding the Closing Date, Union Employees who participate in and accrue benefits under The Hourly Employees’ Pension Plan of Robin Hood Multifoods Corporation (“Hourly Pension Plan”) shall cease to participate in and accrue benefits thereunder.
               (b) No later than the later of 120 days after the Closing Date, but effective as of the Closing Date, Purchaser shall establish and register, or shall cause to be established and registered, with the appropriate regulatory authorities, at its own expense, a new registered pension plan and an associated funding vehicle to replace the Hourly Pension Plan in respect of the Union Employees. The new registered pension plan shall be referred to herein as the “Purchaser’s Hourly Pension Plan”. Union Employees who are members of the Hourly Pension Plan on the day immediately preceding the Closing Date (“Transferred Members”) shall commence participation in and begin accruing benefits under Purchaser’s Hourly Pension Plan effective as of the Closing Date.
               (c) Subject to the completion of the transfer of assets contemplated by this Section 5.5, Purchaser’s Hourly Pension Plan shall provide the Transferred Members with benefits for their period of service with Seller before the Closing Date which are no less favourable than those under the Hourly Pension Plan immediately prior to the Closing Date and which are in compliance with Laws and any applicable collective agreement. Purchaser’s Hourly Pension Plan shall provide benefits to the Union Employees for their period of service with Purchaser on and after the Closing Date in accordance with any applicable collective agreement and Laws. Where service with Purchaser is a relevant criterion under Purchaser’s Hourly

Pension Plan, Purchaser agrees to recognize the service of each Union Employee with Seller (including all periods of employment leave) for purposes of Purchaser’s Hourly Pension Plan. Purchaser shall maintain Purchaser’s Hourly Pension Plan unamended until such date as may be required pursuant to the terms of any applicable collective agreement or Laws.
               (d) As soon as practicable following the Closing Date, Seller shall cause its actuary to determine the “Hourly Pension Asset Transfer Amount”. The Hourly Pension Asset Transfer Amount shall be equal to 0.96 or the solvency ratio of the Hourly Pension Plan, if greater, multiplied by the solvency liabilities in respect of the Transferred Members as at the Closing Date. The actuarial methods and assumptions to be used in determining the solvency liabilities for this purpose are those set forth on Schedule 5.5(d).
               (e) No later than one hundred and twenty (120) days after the Closing Date, Seller shall report, or cause its actuary to report, the Hourly Pension Asset Transfer Amount to Purchaser and its actuary and furnish to each of them such information and data as may be required and requested to permit a review of the determination of the Hourly Pension Asset Transfer Amount by Purchaser and its actuary. Purchaser shall, within thirty (30) days of being advised of the Hourly Pension Asset Transfer Amount, notify Seller as to its agreement or disagreement with Seller’s calculation on the Hourly Pension Asset Transfer Amount. In the latter case, such notice shall set out in reasonable detail the basis for such disagreement. If Purchaser has not delivered such notice to Seller by the expiration of the thirty (30) day review period, Purchaser shall be deemed for all purposes of this Agreement to have accepted the calculation by Seller and its actuary of the Hourly Pension Asset Transfer Amount. In the event that Purchaser has delivered a notice of disagreement to Seller within the thirty (30) day review period and Seller and Purchaser cannot agree on the determination of the value of the Hourly Pension Asset Transfer Amount within (30) days of the delivery by Purchaser of its notice of disagreement to Seller, the determination of the Hourly Pension Asset Transfer Amount shall be referred to and settled with final and binding effect by such other independent actuary as Seller and Purchaser may agree upon and the costs and expenses of such independent actuary shall be borne equally by Seller and Purchaser.
               (f) Following Seller and Purchaser agreeing to the Hourly Pension Asset Transfer Amount in accordance with Section 5.5(e) (or, where applicable, the independent actuary’s determination of the Hourly Pension Asset Transfer Amount), Seller shall file with the appropriate regulatory authorities an application for approval of a transfer of assets equal to the Hourly Pension Asset Transfer Amount from the funding medium of the Hourly Pension Plan to the funding medium of Purchaser’s Hourly Pension Plan.
               (g) If the applicable regulatory authorities do not approve the transfer of assets contemplated in Section 5.5(f) because, in the opinion of such regulatory authorities, an amount other than the Hourly Pension Asset Transfer Amount should be transferred, Seller shall have the right to withdraw its asset transfer application. If the Seller elects to proceed with the asset transfer application contemplated in Section 5.5(f), the Hourly Pension Asset Transfer Amount will be adjusted in accordance with Section 5.5(h). If Seller elects to withdraw its asset transfer application contemplated in Section 5.5(f), Seller shall establish another registered pension plan for Union Employees (“Alternate Pension Plan”) and take all steps required to permit it to file with the appropriate regulatory authorities an application for approval of a transfer of assets equal to the Hourly Pension Asset Transfer Amount from the funding medium of the Alternate Pension Plan to the funding medium of Purchaser’s Hourly Pension Plan. If the applicable regulatory authorities do not approve the transfer of assets from the Alternate Pension Plan contemplated in this Section 5.5(g) because, in the opinion of such regulatory authorities, an amount other than the Hourly Pension Asset Transfer Amount should be transferred, the Hourly Pension Asset Transfer Amount will be adjusted in accordance with Section 5.5(h).
               (h) If the regulatory authorities refuse to permit a transfer of assets in an amount equal to the Hourly Pension Asset Transfer Amount from either the funding medium of the Hourly Pension Plan, in the case where Seller elects to proceed with the asset transfer application contemplated in Section 5.5(f), or the funding medium of the Alternate Pension Plan, in the case where Seller elects to withdraw the asset transfer application contemplated in Section 5.5(f) and proceed with the asset transfer application contemplated in Section 5.5(g), the Hourly Pension Asset Transfer Amount will be increased or decreased, as the case may be, by such amount as may be necessary to obtain the approval of such regulatory authorities. The asset transfer amount approved by such regulatory authorities, whether equal to the Hourly Pension Asset Transfer Amount or some other amount, shall be referred to herein as the “Regulatory Transfer Amount”. If the Regulatory Transfer Amount exceeds the Hourly Pension Asset Transfer Amount, Purchaser shall make a payment to Seller equal to the difference between the two amounts. If the Regulatory Transfer Amount is less than the Hourly Pension Asset Transfer Amount, Seller shall make a payment to Purchaser equal to the difference between the two amounts.
               (i) As soon as practicable following receipt by Seller of the necessary approvals from the applicable regulatory authorities and only following receipt of such approvals, Seller shall calculate the Final Hourly Pension Asset Transfer Amount and shall advise Purchaser of such Final Hourly Pension Asset Transfer Amount. For purposes of this Agreement, the “Final Hourly Pension Asset Transfer Amount” shall mean the Regulatory Transfer Amount, adjusted in accordance with Sections 5.5(j) and (k) hereof, from the Closing Date to the date the assets are actually transferred from the funding medium of the Hourly Pension Plan or the Alternate Pension Plan, as applicable, to the funding medium of the Purchaser’s Hourly Pension Plan (“Hourly Pension Plan Transfer Date”). As soon as practicable following receipt by Seller of the necessary approvals from the applicable regulatory authorities (and only following receipt of such approvals) and Seller’s related determination of the Final Hourly Pension Asset Transfer Amount pursuant to this Section 5.5(i), Seller shall cause the funding agent of the Hourly Pension Plan or the Alternate Pension Plan, as applicable, to transfer an amount of cash equal to the Final Hourly Pension Asset Transfer Amount from the funding medium of the Hourly Pension Plan or the Alternate Pension Plan, as applicable, to the funding medium of Purchaser’s Hourly Pension Plan.
               (j) The adjustment that shall be made to the Regulatory Transfer Amount from the Closing Date to the end of the calendar month immediately preceding the Hourly Pension Plan Transfer Date shall be computed based on the actual fund rate of return in respect of the Hourly Pension Plan (net of investment expenses) during the period and the adjustment that shall be made to the Regulatory Transfer Amount from the end of the calendar month immediately preceding the Hourly Pension Plan Transfer Date to the Hourly Pension Plan Transfer Date shall be based upon the prevailing rate for thirty (30) day Government of Canada

Treasury Bills (CANSIM Series v39063) as at the end of the calendar month immediately preceding the Hourly Pension Plan Transfer Date.
               (k) From the Closing Date to the Hourly Pension Plan Transfer Date, Seller shall, on behalf of and for the account of Purchaser’s Hourly Pension Plan, cause all disbursements (including return of contributions or other periodic or lump sum benefit payments related to the period prior to the Closing Date and plan and fund related expenses) relating to the Union Employees and the administration of the Regulatory Transfer Amount to be recorded in respect of and on behalf of Purchaser’s Hourly Pension Plan. The amount of the aforesaid disbursements, as adjusted in accordance with Section 5.5(j), shall be deducted from the Regulatory Transfer Amount. Notwithstanding the foregoing, though without duplication to any other provision herein, administration expenses that had been typically paid by Seller prior to the Closing Date in respect of the Union Employees who participate in the Hourly Pension Plan shall be from and after the Closing Date directly paid by Purchaser when due (and prorated for any partial periods) in respect of such Union Employees as follows: (i) actuarial fees of up to $30,000 annually; (b) annual investment management fees of .6% of the first $10,000,000 of market value of plan assets, .5% of the next $10,000,000, .4% of the next $30,000,000 and .3% for plan assets over $50,000,000; and (c) annual plan trust, custody and benefit payment services of .02% of the market value of plan assets, including, with respect to each of the foregoing, all applicable taxes due on such payments.
          5.5 Executive Pension Plan.
               (a) Effective as of the end of the day immediately preceding the Closing Date, John Holliday (the “Executive”) shall cease to participate in and accrue benefits under the Executive Employees’ Pension Plan of Robin Hood Multifoods Corporation (the “Executive Pension Plan”) and Seller shall have no liability for pension and ancillary benefits accrued in respect of employment of the Executive on and after the Closing Date.
               (b) The Executive shall, in accordance with and subject to Laws, be entitled to credit in the Executive Pension Plan for the period of employment with Purchaser for the purpose of determining entitlement to benefits under the Executive Pension Plan but not for the purposes of accrual of benefits thereunder.
               (c) Seller shall retain responsibility under the Executive Pension Plan with respect to any and all pension and ancillary benefits accrued up to the close of business on the day immediately preceding the Closing Date in respect of the Executive, based on his accrued benefits on the day immediately preceding the Closing Date and in accordance with the terms of the Executive Pension Plan and all Laws in effect on the Closing Date having jurisdiction over the Executive Pension Plan.
               (d) Effective as of the Closing Date, Purchaser will enroll the Executive in Purchaser’s Salaried Pension Plan. Purchaser shall be responsible for all pension benefits of the Executive accrued on and after the Closing Date pursuant to the terms of Purchaser’s Salaried Pension Plan. In accordance with and subject to Laws, Purchaser shall amend Purchaser’s Salaried Pension Plan or take whatever other steps are necessary to ensure that the Executive shall be entitled to credit in Purchaser’s Salaried Pension Plan for the period of employment with Seller for the purposes of determining eligibility for membership, vesting and eligibility for pension benefits under Purchaser’s Salaried Pension Plan, but not for the purposes of accrual of benefits thereunder.
               (e) There shall be no transfers of assets from the Executive Pension Plan to the Purchaser’s Salaried Pension Plan.
          5.6 Consents. Each party shall use commercially reasonable efforts and shall cooperate with the other party to obtain any necessary consent to assignment and transfer of the Acquired Assets to Purchaser at Closing. If consent to assignment of a particular Acquired Asset is not obtained or if such assignment is not permitted regardless of consent, Seller shall use commercially reasonable efforts and cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser all material benefits of that Acquired Asset.
          5.7 Formula License Agreement. Effective as of the Closing Date, Cargill Limited and Seller shall enter into a license agreement related to Cargill Limited’s exclusive use in the Business of formulas used by Seller in the Business, which license agreement shall be substantially in the form attached hereto as Exhibit A (the “Formula License”).
          5.8 Supply Agreement. Effective as of the Closing Date, Purchaser and Seller shall enter into a supply agreement pursuant to which Purchaser will supply to Seller all of Seller’s requirements of Canadian grain-based retail products, which supply agreement shall be substantially in the form attached hereto as Exhibit B (the “Supply Agreement”).
          5.9 Operating Agreement. Effective as of the Closing Date, Purchaser and Seller shall enter into an operating agreement related to the Real Property associated with Seller’s cake mix plant located in Montreal, Canada, which operating agreement shall be substantially in the form attached hereto as Exhibit C (the “Operating Agreement”).
          5.10 Trademark License Agreement. Effective as of the Closing Date, Cargill Limited and Seller shall enter into a license agreement related to Cargill Limited’s exclusive use in the Business of certain trademarks not exclusively used by Seller in the Business, which license agreement shall be substantially in the form attached hereto as Exhibit D (the “Trademark License”).
          5.11 Markham Property Payments. For a period of six (6) months from and after the Closing Date, on each month anniversary of the Closing Date, Purchaser shall pay Seller an amount equal to Twenty Thousand Canadian Dollars ($20,000 CDN); provided, however, that if Seller is able to sublease all or a portion of the Markham Property then such amount due from Purchaser shall be reduced by the amount of rent that Seller receives from such sublease arrangement during such sixth month period.
          5.12 Phase I Remediation; Air and Noise Permits. Seller covenants and agrees to initiate and use commercially reasonable efforts to (a) complete prior to the Closing Date, the remediation of the items described on Schedule 5.13(a) hereof, and (b) obtain prior to the Closing Date the noise and air operating permits for the locations and capacities of such locations as of the Closing Date as described on Schedule 5.13(b), each at Seller’s sole cost and expense (collectively, the “Phase I Remediation”). If the items on Schedule 5.13(a) are not completed or the permits on Schedule 5.13(b) are not obtained prior to the Closing Date, Seller will be obligated to diligently continue its efforts, at its expense, to complete or obtain them, as the case may be, following the Closing and Purchaser shall cooperate and assist Seller, at Seller’s cost and expense, with respect to same.
          5.13 Montreal Mill. Based upon a preliminary Phase II Environmental Site Assessment prepared by SNC Lavalin Environmental (the “Phase II Study”) and related discussions concerning Seller’s flour mill plant located at 2110 Notre-Dame Street West in Montreal, Quebec, Canada (the “Montreal Mill”), it is the parties present intention for Seller to sell and Purchaser to acquire the Montreal Mill at the Closing as provided herein. After the date hereof, Purchaser may continue its evaluation of the Montreal Mill, including, without limitation, review of the final Phase II Study, and based upon such further evaluation, the parties will negotiate in good faith to reach an agreement regarding any necessary remediation or specific indemnification regarding the Montreal Mill. If the parties cannot reach such an agreement, then, at the Closing, Purchaser will lease the land associated with the Montreal Mill from Seller on terms mutually agreed to by the parties. The cost of the Phase II Study will be split equally by Seller and Purchaser with the understanding that any additional work requested by either party after the date hereof (other than completion of the final report) will be paid by the requesting party.
          5.14 Prorations. All personal and real property Taxes affecting the Acquired Assets shall be prorated to the Closing Date in accordance with local custom. Seller shall pay all installments of special assessments with respect to the Owned Real Property that come due on or before the Closing Date, and Purchaser shall pay all such installments that come due after the Closing Date. All water, sewer, utility and other similar charges, and all prepaid rent and other similar credits, affecting the Owned Real Property shall be prorated to the Closing Date (with Closing Date meter readings as appropriate). The foregoing prorations shall be paid by the responsible party, insofar as feasible, at the Closing, or to the extent not feasible, within thirty (30) days following the Closing, by immediately available funds. Any errors or omissions in computing prorations at the Closing, or any re-computations required as a result of facts that become known after the Closing, shall be corrected (and paid as specified above) as soon as practicable thereafter.
          5.15 Access to Records. Each party shall comply with its record retention policy for all business records relating to the Business and shall provide the other party and its Representatives, during reasonable business hours and upon reasonable advance notice, access to and the right to copy (at the other party’s own expense) any such available records for any legitimate business purpose, including a Tax audit or Government inquiry, and each party to whom the records are disclosed hereby agrees to keep confidential any confidential or proprietary information included in those records and to use the records for no other purpose.
          5.16 Tax Matters. The parties shall cooperate in the preparation of all federal, provincial, state, local and foreign Tax returns and reports for which one party could reasonably require the assistance of the other party, including providing any information reasonably requested by another party to assist in the preparations of any such returns.

          5.17 Access. During the period between the date hereof and the Closing Date, Seller will give Purchaser and its Representatives reasonable access to the employees, consultants, assets, properties, contracts, accounts, books and records, and other documents of Seller related to the Business and the Acquired Assets during normal business hours, and Seller will furnish to Purchaser copies of all such documents and all such financial and operating data and information with respect to the Business and the Acquired Assets as Purchaser may from time to time reasonably request. In the event that the transactions contemplated by this Agreement should fail to be consummated, all documents, data, information, books and records delivered by Seller to Purchaser will promptly be returned to Seller and any information obtained by Purchaser from such documents, data, information, books and records or otherwise learned by Purchaser about the Business as a result of such investigation will thereafter be kept confidential, unless such information (i) is or becomes a matter of public knowledge or otherwise is known to competitors of Seller through no fault of Purchaser, or (ii) can be shown to have been in the possession of Purchaser prior to such information’s disclosure by Seller. In the event that the transactions contemplated by this Agreement are consummated, Purchaser shall use and disclose the personal information that it has collected from Seller only in accordance with applicable Laws.
          5.18 Conduct of Business Pending the Closing. Between the date hereof and the Closing Date, except as contemplated herein (including, without limitation, the activities regarding the Union negotiations), Seller will conduct the Business in the Ordinary Course of Business and in material compliance with all Laws. Further, Seller agrees that between the date hereof and the Closing Date, Seller will (a) use commercially reasonable efforts to maintain the Acquired Assets consistent with past practice and to preserve its relationships with its present suppliers and customers relating to the Business, and (b) not, absent the written consent of Purchaser, sell, transfer, use or otherwise dispose of any of the Acquired Assets other than Inventory in the Ordinary Course of Business.
          5.19 Regulatory Approvals. Seller and Purchaser shall cooperate with one another and render all necessary assistance required in connection with any application, notification or filing to or with the Competition Bureau pursuant to the Competition Act (Canada). Purchaser shall be responsible for the payment of all filing fees in relation to compliance with the provisions of the Competition Act for the transaction contemplated herein.
          5.20 Accounts Receivable. The parties acknowledge that Seller is not assigning to Purchaser and Purchaser is not acquiring any accounts or notes receivable of Seller, except those listed on Schedule 1.1(k), and that, although customers will be notified promptly of changes in payment procedures, the accounts or notes receivable that are attributable to Seller and the operation of the Business prior to the Closing (the “Seller Accounts Receivable”) may be received by Purchaser after the Closing. Purchaser agrees, consistent with its normal business practices, to cooperate and assist in the collection and accounting of the Seller Accounts Receivable for Seller and to ensure that any amount attributable thereto that is received by Purchaser shall be accounted for and remitted to Seller on a weekly basis. For the avoidance of doubt, Purchaser makes no representations or warranties as to its ability to collect the Seller Accounts Receivable and shall not be required to demand payment or commence any litigation or other collection action relative to the Seller Accounts Receivable. The parties shall develop a procedure on or prior to Closing to implement the foregoing, including provision for identifying and matching, by invoice number, all payments received and the contacting of any customer whose payment cannot be matched to an invoice number to ensure proper accounting between pre-Closing and post-Closing operations of the Business.
          5.21 Risk of Loss. The Acquired Assets shall be at the risk of Seller until the Closing. Until the Closing, Seller shall maintain in force all the policies of property damage insurance under which any of the Acquired Assets is insured. If before the Closing any of the Acquired Assets is lost, damaged or destroyed then Seller shall assign to Purchaser the proceeds of any insurance payable as a result of the occurrence of such loss, damage or destruction and the Purchase Price shall be reduced by the amount of the replacement cost of the Acquired Assets which were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence.
          5.22 Tax Elections.
               (a) Purchaser and Seller will elect to have the rules in subsection 20(24) of the Tax Act, and corresponding provisions of applicable provincial or territorial tax legislation, apply to the obligations of Seller in respect of undertakings which arise from the operation of the Business and to which paragraph 12(1)(a) of the Tax Act applies, and shall agree upon a reasonable amount for the purposes of such election. Purchaser and Seller acknowledge that Seller is transferring the Acquired Assets to Purchaser which have a value equal to such reasonable amount as consideration for the assumption by Purchaser of such undertakings of Seller.
               (b) Purchaser and Seller will elect, and will cause their respective relevant Affiliates to elect in prescribed form under proposed subsection 56.4(7) of the Tax Act, and any corresponding provisions of applicable provincial or territorial tax legislation, to have the provisions of proposed subsection 56.4(5) of the Tax Act, and any corresponding provisions of applicable provincial or territorial tax legislation, apply in respect of any non-competition covenants provided by Seller and its Affiliates. If such prescribed form is not available prior to the time at which such form is required to be filed, the election shall be made in such manner as is acceptable to the Canada Revenue Agency.
          5.23 Transfer Taxes. Purchaser shall pay all Taxes applicable to, or resulting from transactions contemplated by this Agreement, including but not limited to the GST. Such Taxes shall be paid to Seller on Closing if Seller is required to collect the Taxes, otherwise the Taxes shall be paid by Purchaser directly to the relevant tax authority.
          5.24 Bulk Sales. Purchaser hereby waives compliance by Seller with the provisions of the Bulk Sales Act (Ontario) and of any similar legislation in other jurisdictions.
          5.25 Reimbursement of Other Obligations. Purchaser shall pay or reimburse Seller to the extent Seller becomes obligated and pays any of the Liabilities described on Schedule 5.26 hereof.
          5.26 Update of Disclosure Schedules. On or before the Closing Date, Seller may deliver to Purchaser and Purchaser may deliver to Seller updated schedule(s) with respect to any matter hereafter arising or discovered which if existing or known at the date of this

Agreement would have been necessary to be set forth or described in any of the sections to such schedules. Any material disclosure in any updated schedule shall not be deemed to have cured any breach of any representation or warranty made in this Agreement, including for purposes of the indemnifications provided for in Section 7 hereof, or of determining whether or not the condition set forth in Section 6.2(b) has been satisfied.
          5.27 Divisible Contracts. From and after the date of this Agreement, Seller shall use commercially reasonable efforts to take or cause to be taken, all actions necessary, proper or advisable, including without limitation, obtaining applicable consents and drafting appropriate documentation, to separate the Divisible Contracts consistent with the terms of this Agreement. If Seller is not able to separate the Divisible Contracts, Seller shall use commercially reasonable efforts and cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser all material Rights of such Divisible Contract, including without limitation, pursuant to the terms of Section 2.7 hereof.
6.	CONDITIONS TO CLOSING
          6.1 Conditions to Obligations of Each Party. As conditions to the obligation of Purchaser and Seller to consummate the transactions contemplated hereby (any of which may be waived by any party and which shall be deemed to have been waived in whole if the Closing occurs), (a) all consents, approvals and authorizations of, and any filings with or notices to, any Government that are necessary for the consummation of the transactions contemplated by this Agreement must have been received and must be in full force and effect, (b) there must not have occurred any event that has resulted in a Material Adverse Effect, and (c) there must not be in effect any temporary restraining order, preliminary injunction, injunction or other pending or threatened action by any third party or any order of any court or Government restraining the Closing of the transaction contemplated by this Agreement and the Transaction Agreements.
          6.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions (any of which may be waived, in whole or in part, by Purchaser in writing and shall be deemed to be waived in whole if the Closing occurs) or delivery of the following documents, dated as of the Closing Date, as the case may be:
               (a) A copy, certified by an authorized officer of Seller, of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby;
               (b) A certificate executed by an authorized officer of Seller to the effect that all of Seller’s representations and warranties in this Agreement are accurate in all material respects as of the Closing Date as if made on the Closing Date (unless made as of another date and thus are accurate in all material respects as of such date) and that all of the covenants and obligations that Seller is required to perform or to comply with pursuant to this

Agreement at or prior to the Closing have been duly performed and complied with in all material respects;
               (c) A General Conveyance and Assumption of Liabilities Agreement, duly executed by Seller, covering items of tangible and intangible personal property included in the Acquired Assets and transferring Seller’s rights, duties and obligations in the Assumed Liabilities (including the Assumed Contracts) to Purchaser (or its designee) which agreement shall be substantially in the form attached hereto as Exhibit E (the “General Conveyance and Assumption of Liabilities Agreement”);
               (d) A Transfer or Deed, in registrable form, transferring to Purchaser all of Seller’s legal and beneficial right, title and interest in and to each Owned Real Property, together with such Acknowledgement and Direction or Authorization as may be required in order to facilitate the electronic execution and registration of any Transfer or Deed relating to any Owned Real Property in respect of which electronic registration is applicable;
               (e) The Formula License, duly executed by Seller;
               (f) The Supply Agreement, duly executed by Seller;
               (g) The Operating Agreement, duly executed by Seller;
               (h) The Trademark License, duly executed by Seller;
               (i) The consents set forth on Schedule 6.2(i);
               (j) An assignment and assumption agreement related to the Leases of the Transferred Real Property (the “Assignment and Assumption of Leases”);
               (k) That Competition Act Approval has been obtained; and
               (l) Such further documents and instruments of sale, transfer, conveyance, assignment or delivery covering the Acquired Assets or any part thereof as Purchaser may reasonably require to assure the sale and assignment of the Acquired Assets as contemplated by this Agreement and to otherwise consummate the transaction contemplated herein.
          6.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions (any of which may be waived, in whole or in part, by Seller in writing and shall be deemed to be waived in whole if the Closing occurs) or delivery of the following documents, as the case may be:
               (a) Purchaser must have paid to Seller the Initial Purchase Price for the Acquired Assets in immediately available funds pursuant to Section 2.1 of this Agreement;
               (b) That Competition Act Approval has been obtained;

               (c) Purchaser shall have Plans in place that (i) are able to accept and thereafter distribute the Transferred Pension Assets in accordance with all applicable Law and (ii) comply with all obligations under this Agreement; and
               (d) Seller must have received at the Closing the following documents, each dated the Closing Date:
                    (i) Copies, certified by an authorized officer of Purchaser, of resolutions of the board of directors of Purchaser authorizing the execution and delivery of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the transactions contemplated hereby;
                    (ii) A certificate executed by an authorized officer of Purchaser to the effect that all of Purchaser’s representations and warranties in this Agreement are accurate in all material respects as of the Closing Date as if made on the Closing Date (unless made as of another date and thus are accurate in all material respects as of such date) and that all of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing have been duly performed and complied with in all material respects;
                    (iii) The General Conveyance and Assumption of Liabilities Agreement, duly executed by Purchaser;
                    (iv) The Formula License, duly executed by Purchaser;
                    (v) The Supply Agreement, duly executed by Purchaser;
                    (vi) The Operating Agreement, duly executed by Purchaser;
                    (vii) The Trademark License, duly executed by Purchaser;
                    (viii) The Assignment and Assumption of Leases; and
                    (ix) Such further documents and instruments reasonably requested by Seller to assure the assumption of the Assumed Liabilities and the Assumed Contracts as contemplated by this Agreement and to otherwise consummate the transaction contemplated herein.
7.	INDEMNIFICATION
          7.1 Indemnification by Seller. From and after the Closing and subject to the terms hereof, Seller agrees to defend, indemnify and hold Purchaser and its shareholders, directors, officers, Affiliates and Representatives (the “Purchaser Indemnified Parties”) harmless from and against any claim, liability, expense, loss or other damage (including reasonable fees and expenses relating to attorneys’ and the enforcement of the indemnification rights hereunder) (collectively, “Losses”) asserted against, imposed upon or incurred by any Purchaser Indemnified Party by reason of, resulting from or arising out of:

               (a) any breach by Seller of any representation or warranty made by Seller in this Agreement or any other document executed and delivered by Seller to Purchaser at Closing with respect to the transactions contemplated by this Agreement;
               (b) any breach or non-performance by Seller of any covenant or agreement made by Seller in this Agreement or any other document executed and delivered by Seller to Purchaser at Closing with respect to the transactions contemplated by this Agreement;
               (c) any imposition (including, but not limited to, imposition by operation of any bulk sales or other Law) or attempted imposition by a third party upon any of the Purchaser Indemnified Parties of any Liability of Seller which is not an Assumed Liability;
               (d) any brokerage or finders’ fees arising out of the transaction contemplated hereby owing to any party engaged by Seller;
               (e) any obligations of Seller under Section 5.13 hereof with respect to the Phase I Remediation;
               (f) any Liability under any applicable federal, provincial or local Law resulting from or arising in connection with the employment by Seller of the Employees prior to the Closing Date except for obligations assumed by Purchaser hereunder including pursuant to Section 2.2(d) and Sections 5.2 through 5.6;
               (g) any obligations of Seller under Sections 5.2 through 5.6 hereof;
               (h) any Environmental Liability due to the condition of the Transferred Real Property on the Closing Date regardless of whether the condition was disclosed in this Agreement or any schedule hereto; and
               (i) any Liability resulting from Seller’s breach of that certain Offre de contribution financiere non remboursable between Investissement Quebec and Robin Hood Multifoods Inc. dated May 1, 2003; provided that such breach (i) is not caused by or related to Purchaser’s communications to Employees prior to the Closing, and (ii) relates to actions of Seller prior to the Closing.
          7.2 Indemnification by Purchaser. From and after the Closing and subject to the terms hereof, Purchaser agrees to defend, indemnify and hold Seller and its shareholders, directors, officers, Affiliates and Representatives (the “Seller Indemnified Parties”) harmless from and against any Loss asserted against, imposed upon or incurred by any Seller Indemnified Party by reason of, resulting from or arising out of:
               (a) any breach by Purchaser of any representation or warranty made by Purchaser in Section 3 of this Agreement or any other document executed and delivered by Purchaser to Seller at Closing with respect to the transactions contemplated by this Agreement;
               (b) any breach or non-performance by Purchaser of any covenant or agreement made by Purchaser in this Agreement or any other document executed and delivered by Purchaser to Seller at Closing with respect to the transactions contemplated by this Agreement;
               (c) any imposition (including, but not limited to, by operation of Law) or attempted imposition by a third party upon any of Seller Indemnified Parties of any of the Assumed Liabilities (except to the extent that Seller is responsible to indemnify the Purchaser Indemnified Parties as provided in Section 7.1(h)) and any Liability resulting from or arising out of the conduct of the Business by Purchaser following the Closing;
               (d) any Liability under the Union Contracts or any Employment Laws with respect to the Unions or any Union Employee, provided they relate to matters that arose in connection with the transactions contemplated herein or arose on or after the Closing Date as provided in Section 5.2(j);
               (e) any Liability under any applicable federal, provincial or local Law resulting from or arising out of the conduct of Purchaser in connection with its hiring and employment of the Transferred Salaried Employees, the Transferred Hourly Non-Union Employees or the Union Employees, or Purchaser’s failure or refusal to hire any Employee required to be hired hereunder or the refusal of any Employee to accept employment with Purchaser, provided they relate to matters that arose after or in connection with the transactions consummated on the Closing Date;
               (f) any brokerage or finders’ fees arising out of the transaction contemplated hereby owing to any party engaged by Purchaser; and
               (g) any obligations of Purchaser under Sections 5.2 through 5.6 hereof.
          7.3 Determination of Loss. Indemnification pursuant to this Section 7 shall be payable with respect to any Loss described herein as subject to indemnification upon the happening of the earlier of the following (a) the resolution of such Loss by mutual agreement of Seller and Purchaser; and (b) the issuance of a final, non-appealable judgment, award, order or other ruling by a court of competent jurisdiction or arbitration panel.
          7.4 Limitations on Indemnification.
               (a) Seller shall not have any liability under Section 7.1 until the aggregate amount of all Losses described in Section 7.1 exceeds Seven Hundred Fifty Thousand Canadian Dollars ($750,000 CDN) (the “Seller’s Deductible Amount”), and then only for the amount by which such Losses exceed the Seller’s Deductible Amount. Upon reaching the Seller’s Deductible Amount, Seller shall be liable to the Purchaser Indemnified Parties with respect to Losses described in Section 7.1 in excess of the Seller’s Deductible Amount up to an aggregate amount of Ten Million Canadian Dollars ($10,000,000 CDN) (the “Seller’s Cap”). Notwithstanding the foregoing, Losses attributable to (i) any breach of a representation or warranty in Section 4.2, the first sentence of Section 4.4, the last sentence of Section 4.6(a) or Section 4.14 shall not be subject to Seller’s Deductible Amount or Seller’s Cap; (ii) claims for indemnification pursuant to Sections 7.1(e), 7.1(f), 7.1(g) and 7.1(i) shall not be subject to the Seller’s Deductible Amount; and (iii) claims for indemnification pursuant to Section 7.1(h) shall be subject to the Seller’s Cap plus an additional amount equal to Five Million Canadian Dollars ($5,000,000 CDN).
               (b) Purchaser shall not have any liability under Section 7.2(a) until the aggregate amount of all Claims described in Section 7.2(a) exceeds Seven Hundred Fifty Thousand Canadian Dollars ($750,000 CDN) (the “Purchaser’s Deductible Amount”), and then only for the amount by which such Claims exceed the Purchaser’s Deductible Amount. Upon reaching the Purchaser’s Deductible Amount, Purchaser shall be liable to Seller Indemnified Parties with respect to Claims described in Section 7.2(a) in excess of the Purchaser’s Deductible Amount up to an aggregate amount of Ten Million Canadian Dollars ($10,000,000 CDN) (the “Purchaser’s Cap”). Notwithstanding the foregoing, Losses attributable to any breach of a representation or warranty in either of the last two sentences in Section 3.1 shall not be subject to Purchaser’s Deductible Amount or Purchaser’s Cap.
               (c) All representations and warranties contained in this Agreement, the Schedules and Exhibits hereto and any agreement, document, instrument or certificate delivered hereunder will survive the Closing for a period of eighteen (18) months; provided, however, that (i) a claim for indemnification relating to the representations and warranties in Section 3.1, Section 4.2, the first sentence of Section 4.4 or the last sentence of Section 4.6(a) will survive the Closing indefinitely, and (ii) a claim for indemnification relating to the representations and warranties contained in Section 4.15 must be made with sixty (60) days after the expiration of the applicable statute of limitations (including extensions). However, as to any breach of, or misstatement in, any such representation or warranty as to which the non-breaching party has given notice to the breaching party on or prior to the expiration of the applicable period, as above set forth, the same will continue to survive beyond said period, but only as to the matters contained in such notice. All covenants and agreements made by a party hereto in this Agreement or in any Transaction Agreement (including, without limitation, the indemnification obligations set forth in this Section) will survive the Closing until fully performed, discharged and satisfied; provided, however, that the indemnification by Seller under Section 7.1(h) shall survive the Closing until the fourth anniversary of the Closing Date and, for claims as to which Purchaser has given notice to Seller on or prior to such date, such claims will continue to survive beyond such date, but only as to the matters contained in such notice.
               (d) To the extent an Indemnifying Party (as defined below) indemnifies any Indemnified Party (as defined below) on any Loss, each Indemnified Party shall assign to the Indemnifying Party, to the fullest extent allowable, their rights and causes of action with respect to such Loss against third parties, or in the event assignment is not permissible, the Indemnifying Party shall be allowed to pursue such Loss in the name of the applicable Indemnified Party, as applicable, at the Indemnifying Party’s expense. The Indemnifying Party shall be entitled to retain all recoveries for its own accounts made as a result of any such action. Each Indemnified Party shall provide, at no expense to themselves, to the Indemnifying Party reasonable assistance in prosecuting such Loss, including making their books and records relating to such Loss available and making their employees available for interviews and similar matters. If an Indemnified Party recovers from a third party any part of any Loss that had been paid by the Indemnifying Party pursuant to its indemnification obligations hereunder, each such Indemnified Party shall promptly remit to the Indemnifying Party the amount of such recovery without regard to the time limitations described in Section 7.4(c).

               (e) No Indemnified Party shall be entitled to any indemnity on account of consequential, incidental or indirect damages or losses (unless such damages or losses are asserted against (and ultimately paid to) any Indemnified Party by a third party) and, in particular, no “multiple of profits” or other items shall be applied in calculating any indemnity amount.
               (f) No Indemnified Party shall have liability for indemnification with respect to any Loss for indemnification that relates to the passing of, or any change in, after the Closing Date, any Law or any accounting policy, principle or practice or any increase in Tax rates in effect on the Closing Date, even if the change or increase has retroactive effect or requires action at a future date.
          7.5 Indemnification Procedure.
               (a) Third-Party Claims.
                    (i) Promptly after receipt by a party entitled to be indemnified under this Section 7 (an “Indemnified Party”) of notice of the commencement of any Action for which the Indemnified Party intends to assert a claim for indemnification against the other party (an “Indemnifying Party”) under this Section 7, the Indemnified Party shall give notice to the Indemnifying Party of the commencement of such Action with reasonable promptness (so as to not prejudice the Indemnifying Party’s rights).
                    (ii) The Indemnifying Party shall be entitled to participate in any Action described in Section 7.5(a)(i) above and, to the extent that it wishes, to assume the defense of such Action with counsel reasonably satisfactory to the Indemnified Party. Following the assumption of defense by an Indemnifying Party, the Indemnifying Party shall not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Action, and the Indemnified Party shall have the right to participate in the defense with its own counsel at its own expense. No compromise or settlement of any claims in an Action shall be binding on an Indemnifying Party for purposes of the Indemnifying Party’s indemnity obligations under this Agreement without the Indemnifying Party’s express written consent. The Indemnifying Party may not compromise or settle any claims in an Action without the Indemnified Party’s express written consent, which shall not be unreasonably withheld, unless the compromise or settlement involves only the payment of money (which is paid by the Indemnifying Party), does not include any admission of liability by the Indemnified Party and provides a complete release of the Indemnified Party.
                    (iii) A party granted the right to direct the defense of any Action under this Section 7.5 shall (A) keep the other party hereto informed of material developments in the Action, (B) promptly submit to the other parties copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the Action, (C) permit the other parties and their counsel, to the extent practicable, to confer on the conduct of the defense of the Action, and (D) to the extent practicable, permit the other parties and their counsel an opportunity to review all legal papers to be submitted prior to their submission. The parties shall make available to each other and each other’s counsel and accountants all of their books and records relating to the Action, and each party shall provide to the other such assistance as may be reasonably required to insure the proper and adequate defense of the Action. Each party shall use its good faith efforts to avoid the waiver of any privilege of another party. The assumption of the defense of any Action by an Indemnifying Party shall not constitute an admission of responsibility to indemnify or in any manner impair or restrict the Indemnifying Party’s rights to later seek to be reimbursed its costs and expenses if indemnification under this Agreement with respect to the Action was not required.
               (b) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice of the claim, setting forth in reasonable detail the factual and contractual bases for the claim, to the party from whom indemnification under this Section 7 is sought.
          7.6 Exclusive Remedy. Except as provided in Sections 2.4, 5.4 and 5.5, and actual (and not constructive) fraud, this Section 7 constitutes the sole and exclusive remedy of Purchaser, on the one hand, and Seller on the other, for money damages with respect to any matters arising under or with respect to this Agreement or any document executed and delivered by any party to another party at the Closing, and Purchaser, on the one hand, and Seller on the other hereby irrevocably waive and release each other from any and all claims and other causes of action, including claims for contribution, relating to such matters. No party shall be entitled to rescind this Agreement following the Closing in the event of a breach of any representation, warranty or covenant made by another party in this Agreement.
          7.7 GST Gross-Up. Any amount payable under either Section 7.2 by Purchaser or Section 7.1 by Seller as determined without regard to this Section shall be increased by an amount equal to the rate of GST applied to such amount, if applicable.
          7.8 Environmental Indemnification Matters. Notwithstanding anything contained herein to the contrary, with regard to any matter for which Seller may have an indemnification obligation under Section 7.1(h) and for which a claim has been asserted as provided herein, Purchaser shall:
               (a) upon reasonable notice by Seller, provide Seller and its agents and representatives access to the relevant real estate to conduct its own investigation or testing with regards to the matter (such investigation or testing is to be carried out in a timely fashion so as not to delay consultation with any third party or Government);
               (b) provide Seller with access to all data which Purchaser alleges provides the basis for the Losses for which indemnification is sought;
               (c) except as may otherwise be required by Law, not contact any Government without prior written notice to, and consultation with, Seller;
               (d) provide Seller and its agents and representatives with a reasonable opportunity to participate in any discussion or negotiation with any Government concerning such matter;
               (e) if corrective action is ordered by a Government or is required to achieve compliance with applicable Laws in any matter for which Seller many have or for which Purchaser alleges Seller has an indemnity obligation hereunder; and Purchaser shall give Seller reasonable opportunity to develop and implement a plan of corrective action, and Purchaser shall reasonably cooperate with Seller, at Seller’s expense, in developing and implementing any such plan on a cost effective basis;
               (f) cooperate fully and in good faith with Seller in performing such tasks as Seller and its agents and representatives may reasonably request as being necessary to complete any environmental investigation or environmental remediation which is required by this Agreement; and Purchaser shall and shall cause its employees and representatives to cooperate fully with Seller and provide Seller and its agents and representatives access to relevant records; and
               (g) Seller will be responsible for completing any remediation required by this Agreement only to the extent required under Environmental Laws in effect as of the Closing Date.
8.	ADDITIONAL COVENANTS AND AGREEMENTS
          8.1 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees, costs and expenses of its own Representatives. Purchaser shall pay for any title insurance policies, surveys, transfer Taxes, and fees incurred in connection with the purchase of the Owned Real Property or any of the other Acquired Assets. In addition and irrespective of whether the Closing occurs, Purchaser shall promptly reimburse Seller for all Termination and Severance Costs as provided in Section 5.2(f)(ii) hereof.
          8.2 Public Releases. Purchaser and Seller shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, shall consult with each other as to the form and substance of other public disclosures related thereto, and shall not make any such press release or such other disclosures prior to such agreement or consultation; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure which it deems necessary in light of applicable Law, after notice to the other parties with the opportunity to comment, to the extent that delay of the disclosure is permitted under such Law.
          8.3 Termination Events. This Agreement may, prior to the Closing, be terminated (i) by Purchaser, if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been waived, in writing, by Purchaser or cured by Seller within thirty (30) days of notice by Purchaser to Seller of such breach; (ii) by Seller, if a material breach of any provision of this Agreement has been committed by Purchaser and such breach has not been waived, in writing, by Seller or cured by Purchaser within thirty (30) days of notice by Seller to Purchaser of such breach; (iii) by Purchaser, if any of the conditions in Sections 6.1 or 6.2 has not been satisfied on or before November 15, 2006, or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; (iv) by Seller, if any of the conditions in Sections 6.1 or 6.3 has not been satisfied on or before November 15, 2006, or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with their respective obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; (v) by either Seller or Purchaser if any Government authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that if the parties are diligently and in good faith progressing to Closing, either party may extend such date for one or more thirty (30) day periods by giving written notice thereof to the other party; or (vi) by mutual written consent of Purchaser and Seller.
          8.4 Effect of Termination. Each of Purchaser’s and Seller’s right of termination under Section 8.3 is in addition to any other rights such party may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.3, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 7.1(d) (“Indemnification by Seller”), 7.2(f) (“Indemnification by Purchaser”) and 8.1 (“Expenses”) and the Confidentiality Agreement will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
9.	MISCELLANEOUS
          9.1 Entire Agreement. Except for the Mutual Confidentiality Agreement, dated October 1, 2005, as amended, executed by Purchaser and Seller (the “Confidentiality Agreement”) and Personal Information Transfer Agreement referred to in Section 5.2(g), this Agreement (including all Schedules, Exhibits and other documents executed and delivered pursuant hereto) supersedes any and all other agreements, oral or written, among the parties hereto with respect to the subject matter hereof, and contains the entire agreement among the parties with respect to the transactions contemplated hereby.
          9.2 Amendments; Waiver. This Agreement may be amended, modified, superseded or canceled and any of its provisions may be waived only by a written instrument executed by both of the parties or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right of that party at a later time to enforce the same or a different provision. No waiver by either party of any condition or of any breach of any provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of the same or a different provision. If any party expressly waives in writing an unsatisfied condition, representation, warranty, undertaking, covenant or agreement (or portion thereof) set forth herein, the waiving party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any Claims from the other parties in respect of the matter or matters so waived.

          9.3 Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other party.
          9.4 Notices. Any notice, request, demand or other communication to be given pursuant to the terms of this Agreement must be in writing and shall be deemed to have been duly given on the day it is delivered by hand, on the day it is sent by facsimile with confirmation of receipt by the transmitting facsimile machine, on the next business day after it is sent by a nationally recognized overnight mail service (delivery charge prepaid), or on the third business day after it is mailed first class, postage prepaid, in each case to the following addresses:

If to Seller:	Smucker Foods of Canada Co.
Strawberry Lane
Orrville, Ohio 44667
Attention: General Counsel
Facsimile: (330) 684-3428

with a copy to:	Calfee, Halter & Griswold LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114
Attention: Michael Marhofer, Esq.
Facsimile: (216) 241-0816

If to Purchaser:	Horizon Milling G.P.
c/o Cargill Canada (2006) G.P.
300 — 240 Graham Avenue
Winnipeg, Manitoba
Attention: Secretary
Phone: 204-947-6141
Fax: 204-947-6134

with a copy to:	Horizon Milling, LLC
15615 McGinty Road West
Wayzata, MN 55391-2398
Attention: Chief Executive Officer
Phone: 952-742-6718
Fax: 952-742-7580

with a copy to:	Cargill, Incorporated
15407 McGinty Road West
Law Department/24
Wayzata, MN 55391
Attention: NA Flour Milling Attorney
Phone: (952) 742-6359
Fax: (952) 742-6349

or to such other address or to such other person as any party shall have last designated by written notice provided to the other parties in the manner set forth in this Section.
          9.5 Severability. If any provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such provision shall not be affected thereby.
          9.6 No Third Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by, Seller and Purchaser and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.
          9.7 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein without regard to conflict of Law principles.
          9.8 Counterparts. This Agreement may be executed in two or more counterparts and by the parties on separate counterparts, all of which shall be considered one and the same instrument, and each of which shall be deemed an original. Each of the parties hereto (i) has agreed to permit the use, from time to time, of faxed or otherwise electronically transmitted signatures in order to expedite the consummation of the transactions contemplated hereby, (ii) intends to be bound by its respective faxed or otherwise electronically transmitted signature, (iii) is aware that the other parties hereto shall rely on the faxed or otherwise electronically transmitted signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Agreement based on the fact that a signature was sent by fax or otherwise electronically transmitted.
          9.9 Headings; Construction. The headings of the sections and paragraphs in this Agreement have been inserted for convenience of reference only and shall not restrict or otherwise modify any of the terms or provisions of this Agreement. Unless otherwise expressly provided, the words “including” or “includes” whenever used in this Agreement do not limit the preceding words or terms. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          9.10 Certain Information. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any item in any Schedule to this Agreement is intended, or will be construed or offered in any dispute between the parties, as evidence of, the material nature of such dollar amount or item, nor shall it establish any standard of materiality upon which to judge the inclusion of any other items in any Schedules to this Agreement. The information contained in this Agreement and the Schedules to this Agreement is disclosed solely for the purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party to any Person of any matter whatsoever, including of any violation of Law or breach of any contract.

          9.11 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party.
10.	CERTAIN DEFINITIONS
          10.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings given to them below, and all other capitalized terms used in this Agreement that are not defined in this Section 10.1 but defined elsewhere in this Agreement shall have for purposes of this Agreement the meanings set forth elsewhere in this Agreement:
          “Action” means any action, suit, complaint, claim, counter-claim, petition, set-off, inquiry, investigation, administrative proceeding, arbitration, or private dispute resolution proceeding, whether at law, in equity, by contract or agreement, or otherwise, and whether conducted by or before any Government, any Forum, or other Person.
          “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the former Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Business” means the business of Seller of manufacturing, producing, distributing and selling grain based products in Canada to the industrial and food service channels.
          “Claims” means any action, arbitration, audit, examination, investigation, determination of appeal or assessment inquiry, hearing, order, litigation, prosecution or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental authority, arbitrator, court or other adjudicator.
          “Competition Act Approval” means (a) the issuance of an advance ruling certificate (“ARC”) pursuant to section 102 of the Competition Act (Canada) (the “Competition Act”) by the Commissioner of Competition appointed under the Competition Act (the “Commissioner”) to the effect that the Commissioner would not have sufficient grounds upon which to apply to the Competition Tribunal for an Order under section 92 of the Competition Act with respect to the transactions contemplated by this Agreement; or (b) that (i) the waiting period under section 123 of the Competition Act shall have expired, or the Commissioner shall have waived the obligation to notify and supply information under section 113(c) of the Competition Act because substantially similar information was previously supplied in relation to a request for an ARC, and (ii) Purchaser shall have been advised in writing by the Commissioner that the Commissioner has determined not to make an application for an Order under section 92 or section 100 of the Competition Act in respect of the transactions contemplated by this Agreement and any terms and conditions attached to any such advice shall be acceptable to the Purchaser.
          ‘Divisible Contracts” means the agreements listed on Schedule 10.1.

          “Employee” or “Employees” means all of those persons employed by Seller immediately prior to the Closing Date and dedicated to the operation of the Business, including, without limitation, any such persons who are inactive on short-term disability leave, long-term disability leave, workers compensation or similar leave, or on any other leave of absence as of the Closing Date, whether or not such person has recall rights.
          “Employment Costs” with respect to an employee or group of employees shall mean all costs, expenses, premiums, contributions, remittances, deductions or claims payable to, or on behalf of, any such employee by Seller or Purchaser under the terms of any contract of employment, written or oral, express or implied, or by operation of Law (whether arising pursuant to statute, common or civil law). For greater certainty and without limitation, Employment Costs include all payroll costs such as salary, wages, incentive compensation, commissions, vacation and holiday pay; pay equity adjustments; sick pay or leave; Canada or Quebec Pension Plan and Employment Insurance contributions remittances or deductions; workplace safety and insurance, CSST, or workers compensation premiums, or assessments; income tax withholdings; employer health tax costs, expenses, or premiums; contributions or claims under or in connection with any employee benefit plans or pension or retirement plans; costs of any perquisites provided to the such employees; costs and expenses in administering payroll and benefits for those employees; any third party expenses related to any of the foregoing; any fines and penalties related to any of the foregoing; and the costs of any and all employee Claims and the cost of defending such Claims.
          “Employment Laws” means collectively, the Employment Equity Act (Canada), Canada Labour Code, Canadian Human Rights Act, Pension Benefits Standards Act (Canada), Canada Pension Plan (Canada), Employment Insurance Act (Canada), Employment Standards Act (Ontario), Pay Equity Act (Ontario), Occupational Health & Safety Act (Ontario), Workplace Safety & Insurance Act (Ontario), Human Rights Code (Ontario), Labour Relations Act (Ontario), and any similar legislation in any other Canadian jurisdiction in which the Business is conducted or is regulated.
          “Environmental Law” means any and all applicable Laws in effect as of the date of this Agreement relating to pollution or protection of human health or the environment.
          “Environmental Liabilities” means all Liabilities arising under any Environmental Law.
          “Estimated Closing Inventory Amount” means the written estimate of the book value of the Inventory at the Closing as prepared by Seller and delivered to Purchaser prior to the Closing.
          “Former Employee” or “Former Employees” means those persons formerly employed by Seller in connection with the Business who were not represented by any of the Unions and who terminated or terminate employment prior to the Closing, whether by retirement or otherwise, and their dependants.
          “Former Union Employee” or “Former Union Employees” means those persons formerly employed by Seller in connection with the Business who were represented by any of the Unions and who terminated or terminate employment prior to the Closing and not as a result of the transactions contemplated herein, whether by retirement or otherwise, and their dependants.
          “Forum” means any federal, provincial, state, local or municipal court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.
          “GST” means the goods and services tax/harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada), as amended.
          “Government” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, Canada or any other country or any domestic or foreign province, state, county, city or other political subdivision.
          “Hazardous Material” means any pollutant, contaminant, toxin, petroleum or petroleum by-product, asbestos or material containing friable asbestos, polychlorinated bi-phenyl, pesticide, flammable, explosive or radioactive material, hazardous material, including, but not limited to, any solid waste or hazardous waste or substance or material defined in or regulated pursuant to any Environmental Law.
          “Law” means all federal, provincial, state, local or municipal constitutions, statutes, rules, orders, regulations, ordinances, acts, codes, legislation, conventions and similar laws and legal requirements, as in effect on the date of this Agreement.
          “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
          “Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, however evidenced or created.
          “Material Adverse Effect” means an actual, material adverse effect on the financial condition of the Business considered as a whole, but shall be deemed to exclude (i) any changes resulting from general economic, regulatory or political conditions, (ii) circumstances that affect the industries in which the Business operates generally, or (iii) any changes resulting from the announcement or pendency of the transactions contemplated by this Agreement.
          “Ordinary Course of Business” means an action taken (in compliance with applicable Laws) by a Person that is consistent with the past practices of such Person or the industry practice and is taken in the ordinary course of the normal day-to-day operations of such Person.
          “Other Balance Sheet Assets Amount” means an amount, as reasonably determined by the parties at the Closing, of the value of the Other Balance Sheet Assets (as defined in Section 1.1(k) hereof).

          “Permitted Liens” means any Lien (a) disclosed in this Agreement (including any Schedule to this Agreement), (b) for water, sewage and similar charges and current Taxes and assessments not yet due and payable or being contested in good faith, (c) relating to mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar liens arising or incurred in the Ordinary Course of Business of the Business not yet due and payable or being contested in good faith, (d) arising or resulting from any action taken by Purchaser or its Affiliates, (e) relating to easements, rights of way, restrictions and other similar liens that do not materially interfere with the ordinary conduct of operations, (f) relating to imperfections or defects in title that do not materially adversely affect the value or use of the applicable asset, (g) consisting of purchase money security interests created in the Ordinary Course of Business, (h) arising under Law in favor of landlords, (i) to which Purchaser consents in writing, (j) or reservation, limitation, proviso or condition contained in the original grant from the Crown, as varied by statute, (k) or the provisions of governing municipal by-laws of general application (including, without limitation, zoning by-laws), (l) or any rights of expropriation, access or user, or any other similar right conferred or reserved by or in any statute of any Government, (m) or agreement with any Government with respect to the development and use of any Real Property, and (n) or any discrepancies in title or possession which may be revealed by an up-to-date survey, but which discrepancies do not materially adversely affect the value or use of the applicable Real Property.
          “Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, an unlimited liability company, a trust, an unincorporated association or organization, and a Government.
          “Plan” means any employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, share compensation, share purchase, stock option, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices related to the Employees, the Former Employees or Former Union Employees.
          “Real Property” means all real property, leaseholds and other interests in real property owned or leased by Seller, including the Leased Real Property and the Owned Real Property, together, in each case, with such Seller’s right, title and interest in, to and under all structures, facilities or improvements currently or as of the Closing Date located thereon, all fixtures, systems, equipment and other items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to any of the foregoing.
          “Representative” means with respect to a particular Person, any director, officer, manager, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, lenders, accountants and financial advisors.
          “Seller’s Knowledge” means the current actual knowledge of Mark Smucker, John Holliday, Jim Nielsen, Pete Vitarisi, and Jean-Pierre Roy.
          “Taxes” means all income, gross receipts, profits, assessments both general and special, capital, capital gains, personal property, sales, use, goods and services, harmonized sales, employer health, customs, duties, franchise, value added, ad valorem, withholding, employees’

income withholding, occupation, transfer, payroll, employment, excise, environmental, registration, license, severance, stamp, premium, windfall profits, capital stock, social security (or similar), unemployment, disability, alternative or add-on minimum, estimated and any other taxes of any nature whatsoever imposed by any Government, Canada Pension Plan and provincial pension plan contributions, and employment insurance payments, together with any interest, penalties or additions to the tax imposed with respect to any of the foregoing, and any obligations under any agreement or arrangement with respect to the foregoing taxes.
          “Tax Act” means the Income Tax Act (Canada), as amended.
          “Termination and Severance Costs” means, with respect to an employee or group of employees, any payments due in respect of the termination of their employment and includes, but is not limited to, the cost of pay in lieu of notice, termination pay, severance pay, any bonus payment any person may be entitled to on termination, or any other similar payment legally required to be made to the employees or group of employees, whether by contract, by statute or the common or civil law, upon the termination of their employment, and the costs of any and all employee Claims related to such termination of employment and any costs of defending such Claims.
          “Transaction Agreements” means, collectively, the Formula License, the Trademark License, the Supply Agreement, the Operating Agreement, the General Conveyance and Assumption of Liabilities Agreement and any other agreement, instrument or document delivered at the Closing.
          “Transferred Pension Assets” shall mean the assets of the Hourly Pension Plan which are transferred to Purchaser’s Hourly Pension Plan pursuant to Section 5.5.
          “Transferred Pension Liabilities” shall mean all Liabilities related to the Hourly Pension Plan as described in Section 5.5 hereof.
          “Union Employee” means those Employees represented by any of the Unions.
          “Unions” means any labour or trade organization or association of Employees which regulates relations between Seller and Employees through collective bargaining, or any other representative of any of the Employees, including (a) as to Port Colborne, the United Food and Commercial Workers Union and its Local 416P; (b) as to Saskatoon, the United Food and Commercial Workers Union and its Local 342P; and (c) as to Montreal, the Teamsters and its Local 973.
          “Union Contracts” means (a) as to Port Colborne, the 3-year collective agreement dated December 1, 2003 — November 30, 2006; (b) as to Saskatoon, the 3-year collective agreement dated December 1, 2004 — November 30, 2007; and (c) as to Montreal, the 5-year collective agreement dated May 1, 2001 — April 30, 2006 and any related agreement, contract, commitment or arrangement, either directly or by operation of law with any Union and includes all letters of understanding, letters of intent, side bar letters and other written communications between the Seller and any Union which imposes obligations on the Seller or sets out any understanding with respect to the interpretation of the provisions of such collective agreements.

[Signature Page Follows]

     Purchaser and Seller have caused this Asset Purchase Agreement to be duly executed as of the date first set forth above.

Purchaser: Horizon Milling G.P.
By:	/s/ Guy R. Shoemaker
Its: Chief Executive Officer

Seller: Smucker Foods of Canada Co.
By:	/s/ Mark T. Smucker
Its: Managing Director

Exhibit A
Formula License

Exhibit B
Supply Agreement

Exhibit C
Operating Agreement

Exhibit D
Trademark License

Exhibit E
General Conveyance and Assumption of Liabilities Agreement